Exhibit 4.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF MAY 23, 2007
AMONG
NASHUA CORPORATION,
VARIOUS FINANCIAL INSTITUTIONS
AND
LASALLE BANK NATIONAL ASSOCIATION,
AS AGENT

TABLE OF CONTENTS

SECTION 1 DEFINITIONS	1
1.1 Definitions	1
1.2 Other Interpretive Provisions	18

SECTION 2 COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES	19
2.1 Commitments	19
2.1.1 Revolving Loan Commitment	19
2.1.2 Term Loan Commitment	19
2.1.3 L/C Commitment	19
2.2 Loan Procedures	19
2.2.1 Various Types of Loans	19
2.2.2 Borrowing Procedures	20
2.2.3 Conversion and Continuation Procedures	20
2.3 Letter of Credit Procedures	21
2.3.1 L/C Applications	21
2.3.2 Participations in Letters of Credit	22
2.3.3 Reimbursement Obligations	22
2.3.4 Limitation on Obligations of Issuing Bank	23
2.3.5 Funding by Banks to Issuing Bank	24
2.4 Commitments Several	24
2.5 Certain Conditions	24

SECTION 3 NOTES EVIDENCING LOANS	24
3.1 Notes	24
3.2 Recordkeeping	25

SECTION 4 INTEREST	25
4.1 Interest Rates	25
4.2 Interest Payment Dates	25
4.3 Setting and Notice of LIBOR Rates	25
4.4 Computation of Interest	26

SECTION 5 FEES	26
5.1 Non-Use Fee	26
5.2 Letter of Credit Fees	26
5.3 Annual Agent’s Fees	27
5.4 Loan Fee	27

i

SECTION 6 REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS	27
6.1 Reduction or Termination of the Revolving Commitment Amount	27
6.1.1 Voluntary Reduction or Termination of the Revolving Commitment Amount	27
6.1.2 Mandatory Reductions of the Revolving Commitment	27
6.1.3 All Reductions of the Revolving Commitment Amount	27
6.2 Prepayments	27
6.2.1 Voluntary Prepayments	27
6.2.2 Mandatory Prepayments	28
6.3 All Prepayments	28
6.4 Repayments	28

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	29
7.1 Making of Payments	29
7.2 Application of Certain Payments	29
7.3 Due Date Extension	29
7.4 Setoff	30
7.5 Proration of Payments	30
7.6 Taxes	30

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS	32
8.1 Increased Costs	32
8.2 Basis for Determining Interest Rate Inadequate or Unfair	33
8.3 Changes in Law Rendering LIBOR Loans Unlawful	34
8.4 Funding Losses	34
8.5 Right of Banks to Fund through Other Offices	35
8.6 Discretion of Banks as to Manner of Funding	35
8.7 Mitigation of Circumstances; Replacement of Banks	35
8.8 Conclusiveness of Statements; Survival of Provisions	36

SECTION 9 WARRANTIES	36
9.1 Organization	36
9.2 Authorization; No Conflict	36
9.3 Validity and Binding Nature	37
9.4 Financial Condition	37
9.5 No Material Adverse Change	37
9.6 Litigation and Contingent Liabilities	37
9.7 Ownership of Properties; Liens	37
9.8 Subsidiaries	37
9.9 Pension Plans	37
9.10 Investment Company Act	38
9.11 Intentionally Deleted	38
9.12 Regulation U	38

9.13 Taxes	38
9.14 Solvency, etc.	38
9.15 Environmental Matters	38
9.16 Real Property	40
9.17 Information	40
9.18 Intellectual Property	40
9.19 Labor Matters	40
9.20 No Default	40
9.21 OFAC	41
9.22 PATRIOT Act	41

SECTION 10 COVENANTS	41
10.1 Reports, Certificates and Other Information	41
10.1.1 Annual Report	41
10.1.2 Interim Reports	42
10.1.3 Compliance Certificates	42
10.1.4 Reports to the SEC and to Shareholders	42
10.1.5 Notice of Default, Litigation and ERISA Matters	42
10.1.6 Borrowing Base Certificates	43
10.1.7 Management Reports	43
10.1.8 Projections	43
10.1.9 Subordinated Debt Notices	44
10.1.10 Other Information	44
10.2 Books, Records and Inspections	44
10.3 Maintenance of Property; Insurance	44
10.4 Compliance with Laws; Payment of Taxes and Liabilities	45
10.5 Maintenance of Existence, etc.	45
10.6 Financial Covenants	46
10.6.1 Fixed Charge Coverage Ratio	46
10.6.2 Funded Debt to Adjusted EBITDA Ratio	46
10.6.3 Capital Expenditures	46
10.7 Limitations on Debt	46
10.8 Liens	47
10.9 Restricted Payments	48
10.10 Mergers, Consolidations, Acquisitions Sales	48
10.11 Modification of Organizational Documents	49
10.12 Use of Proceeds	49
10.13 Further Assurances	49
10.14 Transactions with Affiliates	49
10.15 Employee Benefit Plans	50
10.16 Environmental Matters	50
10.17 Unconditional Purchase Obligations	50
10.18 Inconsistent Agreements	50
10.19 Business Activities	50
10.20 Investments	51
10.21 Fiscal Year	51

10.22 Cancellation of Debt	51
10.23 Negative Pledge on Real Property	51

SECTION 11 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	52
11.1 Initial Credit Extension	52
11.1.1 Notes	52
11.1.2 Resolutions	52
11.1.3 Consents, etc.	52
11.1.4 Incumbency and Signature Certificates	52
11.1.5 Security Agreement	52
11.1.6 First Amendment to Reimbursement Agreement	52
11.1.7 Opinion of Counsel	53
11.1.8 Insurance	53
11.1.9 Payment of Fees	53
11.1.10 Search Results; Lien Terminations	53
11.1.11 Filings, Registrations and Recordings	53
11.1.12 Closing Certificate	53
11.1.13 Borrowing Base Certificate	53
11.1.14 Other	53
11.2 Conditions	54
11.2.1 Compliance with Warranties, No Default, etc.	54
11.2.2 Confirmatory Certificate	54

SECTION 12 EVENTS OF DEFAULT AND THEIR EFFECT	54
12.1 Events of Default	54
12.1.1 Non-Payment of the Loans, etc.	54
12.1.2 Non-Payment of Other Debt	54
12.1.3 Bankruptcy, Insolvency, etc.	55
12.1.4 Non-Compliance with Loan Documents	55
12.1.5 Warranties	55
12.1.6 Pension Plans	55
12.1.7 Judgments	55
12.1.8 Invalidity of Collateral Documents Loan Documents, etc.	55
12.1.9 Invalidity of Subordination Provisions, etc.	56
12.1.10 Change of Control	56
12.1.11 Material Adverse Effect	56
12.2 Effect of Event of Default	56

SECTION 13 THE AGENT	57
13.1 Appointment and Authorization	57
13.2 Delegation of Duties	57
13.3 Liability of Agent	57
13.4 Reliance by Agent	58
13.5 Notice of Default	58
13.6 Credit Decision	58
13.7 Indemnification	59

13.8 Agent in Individual Capacity	59
13.9 Successor Agent	60
13.10 Collateral Matters	60
13.11 Amendment of Section 13	60

SECTION 14 GENERAL	60
14.1 Waiver; Amendments	60
14.2 Confirmations	61
14.3 Notices	61
14.4 Computations	61
14.5 Regulation U	62
14.6 Costs, Expenses and Taxes	62
14.7 Subsidiary References	62
14.8 Captions	62
14.9 Assignments; Participations	62
14.9.1 Assignments	62
14.9.2 Participations	64
14.10 Governing Law	64
14.11 Counterparts	64
14.12 Successors and Assigns	65
14.13 Indemnification by the Company	65
14.14 Nonliability of Banks	65
14.15 Information / Confidentiality	66
14.16 Forum Selection and Consent to Jurisdiction	66
14.17 Waiver of Jury Trial	67
14.18 Existing Credit Agreement; Effectiveness of Amendment and Restatement	67
14.19 Confirmation / Ratification of the Revolving Loan	67
14.20 Effect of Amendment and Restatement of the Existing Credit Agreement	67
14.21 Existing Agreements Superseded	68

v

SCHEDULES
PRICING SCHEDULE

SCHEDULE 2.1	Banks and Pro Rata Shares
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.15	Environmental Matters
SCHEDULE 9.16	Real Property
SCHEDULE 9.19	Labor Matters
SCHEDULE 10.7	Existing Debt
SCHEDULE 10.8	Existing Liens
SCHEDULE 10.20	Investments
SCHEDULE 14.3	Addresses for Notices

EXHIBITS
EXHIBIT A Form of Revolving Loan Note (Section 3.1(a))
EXHIBIT B Form of Term Loan Note (Section 3.1(b))
EXHIBIT C Form of Compliance Certificate (Section 10.1.3)
EXHIBIT D Form of Second Amended and Restated Security Agreement (Section 1.1)
EXHIBIT E Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT F Form of Guaranty (Section 1.1)
EXHIBIT G Form of LaSalle Master Letter of Credit Agreement
EXHIBIT H Form of First Amendment to Amended and Restated Reimbursement Agreement

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 23, 2007 (this “Agreement”) is entered into among NASHUA CORPORATION, a Massachusetts corporation (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Banks”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as Agent for the Banks.
     WHEREAS, certain of the Banks and the Company are party to that certain Amended and Restated Credit Agreement dated March 30, 2006, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated January 12, 2007 (the “Existing Credit Agreement” );
     WHEREAS, the Company desires that the Banks advance the Term Loan and continue to make available a Revolving Loan facility to the Company to (a) allow the Company to purchase or redeem its stock from certain of its shareholders in an aggregate amount not to exceed $20,000,000.00 (the “Redemption”), (b) refinance the debt owed to the Banks under the Existing Credit Agreement (the “Existing Debt”), (c) provide working capital financing for the Company and (d) provide funds for other general corporate purposes of the Company including those purposes described in Section 10.12 hereof.
     WHEREAS, the Company and the Banks party to the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1
DEFINITIONS
     1.1 Definitions. When used herein the following terms shall have the following meanings:
     Account Debtor means any Person who is obligated to the Company under an Account Receivable.
     Account Receivable means, with respect to any Person, any right of such person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.
     Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

     Adjusted EBITDA means, for any period, EBITDA for the period of the four fiscal quarters most recently ended, plus (a) restructuring, nonrecurring, one-time charges mutually agreed upon, (b) non-cash expenses mutually agreed upon, and (c) proforma adjustments mutually agreed upon for acquisitions.
     Adjusted Working Capital means the remainder of:
     (a)(i) the consolidated current assets of the Company and its Subsidiaries less (ii) the amount of cash and cash equivalents included in such consolidated current assets; minus
     (b)(i) consolidated current liabilities of the Company and its Subsidiaries less (ii) the amount of short-term Debt (including current maturities of long-term Debt) of the Company and its Subsidiaries included in such consolidated current liabilities.
     Adjustment Date — see Pricing Schedule.
     Affected Loan — see Section 8.3.
     Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     Agent means LaSalle in its capacity as agent for the Banks hereunder and any successor thereto in such capacity.
     Agent Fee Letter means the fee letter dated as of the Closing Date between the Company and the Agent.
     Agreement — see the Preamble.
     Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or property of such Loan Party (including, the loss, destruction or damage of any thereof or any condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within one hundred twenty (120) days from the date of such Disposition, or, if such Disposition results in the payment of insurance proceeds to the Company, one hundred twenty (120) days from the date such insurance proceeds are received by the Company, with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business, (c) other Dispositions in any Fiscal Year the Net Proceeds of which do not in the aggregate exceed $350,000, (d) licensing of the Company’s tradenames or other license arrangements in the ordinary course of business and (e) Dispositions permitted under Sections 10.10(a) and (b) contained herein.
     Assignment Agreement — see Section 14.9.1.
     Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal and external legal services of such Person, all reasonable disbursements of such counsel and all court costs and similar legal expenses.
     Bank — see the Preamble. References to the “Banks” shall include the Issuing Bank; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Bank) may have any rights or obligations in addition to those of the other Banks due to its status as Issuing Bank, its status as such will be specifically referenced. The term Bank shall include Affiliates of a Bank providing a Bank Product.
     Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Bank or its Affiliates in connection with any of the Bank Products.
     Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Bank or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Agent or any Bank as a result of the Agent or such Bank purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.
     Bank Products means any service or facility extended to any Loan Party by any Bank or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.
     Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.
     Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.
     Base Rate Margin — see the Pricing Schedule.
     Borrowing Base means an amount equal to the total of (a) 80% of the unpaid amount (net of such reserves and allowances as the Required Banks deem necessary in their reasonable discretion) of all Eligible Accounts Receivable plus (b) the lesser of (i) 50% of the value of all Eligible Inventory valued at the lower of cost or market (net of such reserves and allowances as the Required Banks deem necessary in their reasonable discretion) or (ii) $14,000,000.
     Borrowing Base Certificate means a certificate substantially in the form of Exhibit E.

     Business Day means any day on which LaSalle and the Banks are open for commercial banking business in Chicago, Illinois and Manchester, New Hampshire and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank market.
     Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
     Capital Securities means, with respect to any Person, any shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
     Cash Collateralize means to deliver cash collateral to the Agent, (in the amount of 110% of the face amount of such Letters of Credit) to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Agent. Derivatives of such term have corresponding meanings.
     Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moods Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder.
     CERCLA — see Section 9.15.

     Closing Date — see Section 11.1.
     Code means the Internal Revenue Code of 1986, as amended.
     Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Required Banks pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, acknowledges the Liens of the Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.
     Collateral Documents means the Security Agreement, the Reimbursement Agreement, and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants collateral to the Agent for the benefit of the Banks in connection herewith.
     Commitments — see Section 2.1.
     Company — see the Preamble.
     Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter thereafter.
     Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, computed in accordance with GAAP.
     Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
     Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person (but only to the extent that the underlying obligation of such Person would have been Debt hereunder) and (h) all Debt of any partnership of which such

Person is a general partner.
     Designated Proceeds — see Section 6.2.2(a).
     Disposal — see the definition of “Release”.
     Dollar and the sign “$” mean lawful money of the United States of America.
     EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation, amortization and noncash losses for such period minus, to the extent included in determining such Consolidated Net Income, extraordinary gains for such period.
     Eligible Account Receivable means an Account Receivable owing to the Company which meets each of the following requirements:
     (1) it arises from the sale of goods or the rendering of services by the Company; and if it arises from the sale of goods, (a) such goods comply with such Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (b) the Company has possession of, or if requested by the Agent has delivered to the Agent, delivery receipts evidencing such delivery;
     (2) it is (a) subject to a perfected Lien in favor of the Agent and (b) not subject to any other assignment, claim or Lien;
     (3) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and if it is subject to any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, it shall be considered an Eligible Account Receivable in an amount not to exceed that portion of such Account Receivable that is not subject to a counterclaim, credit, allowance, discount, rebate or adjustment;
     (4) there is no bankruptcy, insolvency or liquidation proceeding by or against the Account Debtor with respect thereto unless the Required Banks in their sole discretion agree to otherwise consider such Account Receivable as an Eligible Account Receivable as a result of its having been granted priority payment status in the relevant proceeding;
     (5) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States or Canada (other than the province of Quebec), unless the sale of goods or services giving rise to such Account Receivable is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Required Banks;
     (6) it is not an Account Receivable arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement;
     (7) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Company or any Guarantor (or by any agent or custodian of the Company or any Guarantor) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;
     (8) it arises in the ordinary course of business of the Company;
     (9) if the Account Debtor is the United States or any department, agency or instrumentality thereof (other than the United States Postal Service), the Company has assigned its right to payment of such Account Receivable to the Agent pursuant to the Assignment of Claims Act of 1940;
     (10) if the Company maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, does not exceed such credit limit;
     (11) if the Account Receivable is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Agent in a manner satisfactory to the Agent;
     (12) such Account Receivable is not more than 90 days past the original due date thereof, according to the original terms of sale;
     (13) it is not an Account Receivable with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless such notice of business activities report has been duly and timely filed or the Company is exempt from filing such report and has provided the Agent with satisfactory evidence of such exemption;
     (14) the Account Debtor with respect thereto is not the Company or an Affiliate of the Company; and
     (15) it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts Receivable owed at such time by such Account Debtor is classified as ineligible under clause (12) of this definition.
An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account Receivable, if the Agent or the Required Banks at any time hereafter determine in their reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired, such Account Receivable shall cease to be an Eligible Account Receivable after notice of such determination setting forth the basis thereof is given to the Company.
     Eligible Inventory means Inventory of the Company which meets each of the following requirements:
     (1) it is (a) subject to a perfected Lien in favor of the Agent and (b) not subject to any other assignment, claim or Lien;
     (2) it is salable;
     (3) it is in the possession and control of the Company and it is stored and held in facilities owned by the Company or, if such facilities are not so owned, the Agent is in possession of a Collateral Access Agreement (whether delivered in connection with the execution of this Agreement or previously delivered to the Agent in connection with the Existing Credit Agreement) with respect thereto within sixty (60) days of the Closing Date;
     (4) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. Section 215;
     (5) it is not subject to any agreement which would materially restrict the Agent’s ability to sell or otherwise dispose of such Inventory;
     (6) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the UCC;
     (7) it is not Inventory consisting of supplies, containers, or other packing materials;
     (8) it is Inventory which is considered finished goods or raw materials, but not including work in progress;
     (9) it is not “in transit” to the Company or any Guarantor or held by the Company or any Guarantor on consignment; and
     (10) the Required Banks shall not have determined in their reasonable discretion that it is unacceptable due to age, type, category, quality and/or quantity and notice of such determination setting forth the basis thereof is given to the Company.
Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.
     Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

     Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.
     Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.
     ERISA means the Employee Retirement Income Security Act of 1974.
     Event of Default means any of the events described in Section 12.1.
     Excess Availability means (a) the lesser of the Revolving Commitment Amount or the Borrowing Base minus (b) the Revolving Outstandings.
     Excluded Taxes means Taxes based upon, or measured by, the Bank’s or Agent’s (or a branch of the Bank’s or Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such Taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Bank or Agent is organized (or any political subdivision hereof), (b) in a jurisdiction in which the Bank’s or Agent’s principal office is located, (c) in a jurisdiction in which such Bank’s or Agent’s lending office (or branch) in respect of which the loan is booked or payments under this Agreement are made is located, or (d) in the case of a Non-US Participant (as defined in Section 7.6 hereof), any United States withholding tax that is imposed on amounts payable to such Non-US Participant at the time such Non-US Participant becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-US Participant’s failure to comply with Section 7.6(d), except to the extent, in the case of the designation of a new lending office, that such Non-US Participant was already entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 7.6(a).
     Existing Credit Agreement — see Preamble.
     Existing Debt — see Preamble.
     Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as 1-1.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

     Fiscal Quarter means a fiscal quarter of a Fiscal Year.
     Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31st of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2006”) refer to the Fiscal Year ending on December 31 of such calendar year.
     Fixed Charge Coverage Ratio means for any Computation Period, the ratio of (a) the total for such period of Adjusted EBITDA minus the sum of all income taxes paid by the Company and its Subsidiaries and all Capital Expenditures to (b) the sum for such period of (i) Interest Expense plus (ii) required payments of principal of Funded Debt (including regularly scheduled payments in respect of the Term Loan but excluding the Revolving Loans) plus (iii) all dividends paid by the Company during such period.
     Foreign Subsidiary means each Subsidiary which is (a) organized under the laws of a jurisdiction other than the United States of America or any state thereof, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside the United States of America.
     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
     Funded Debt means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).
     Funded Debt to Adjusted EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Funded Debt as of such day to (b) Adjusted EBITDA for the Computation Period ending on such day.
     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     Group — see Section 2.2.1.
     Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     Guarantor means each Restricted Subsidiary of the Company, including Restricted Subsidiaries formed or acquired after the date hereof.
     Guaranty means a Guaranty substantially in the form of Exhibit F.

     Hazardous Substances — see Section 9.15.
     Hedging Agreement shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in interest rates, currency exchange rates or commodity prices.
     Hedging Obligation shall mean any liability of the Company or any Subsidiary to the Bank or an affiliate of the Bank under any Hedging Agreement.
     Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).
     Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
     (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and
     (d) the Company may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of principal of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.
     Inventory has the meaning assigned to such term in the UCC.
     Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

     Issuing Bank means LaSalle in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.
     LaSalle — see the Preamble.
     LaSalle Master Letter of Credit Agreement means a master letter of credit agreement in the form of Exhibit G.
     L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.
     LC Fee Rate — see the Pricing Schedule.
     Letter of Credit — see Section 2.1.3.
     LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).
     LIBOR Margin — see the Pricing Schedule.
     LIBOR Office means with respect to any Bank, the office or offices of such Bank which shall be making or maintaining the LIBOR Loans of such Bank hereunder. A LIBOR Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.
     LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.
     LIBOR Rate (Reserve Adjusted) means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined pursuant to the following formula:

LIBOR Rate	=	LIBOR Rate

(Reserve Adjusted)		1-Reserve Percentage
     Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
     Loan Documents means this Agreement, the Notes, the LaSalle Master Letter of Credit Agreement, the L/C Applications, any Guaranty executed in connection with this Agreement, Hedging Agreements and the Collateral Documents.
     Loan Fee — see Section 5.4.
     Loan Party means the Company, each Guarantor and any other Person who may from time to time become a party to any Loan Document.
     Loan or Loans means, as the context may require, Revolving Loans and/or the Term Loan.
     Mandatory Prepayment Event — see Section 6.2.2(a).
     Margin Stock means any “margin stock” as defined in Regulation U.
     Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform any of its obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.
     Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.
     Net Cash Proceeds means:
(a)	with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)	with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions and reasonable legal and accounting fees); and

(c)	with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees and reasonable legal and accounting fees).
     Non-Use Fee Rate — see the Pricing Schedule.
     Notes means, collectively, the Revolving Loan Notes and the Term Loan Notes.
     Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.
     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
     Pricing Schedule — see Pricing Schedule attached hereto.
     Pro Rata Share means:
(a)	with respect to a Bank’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Bank, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment Amount being terminated or reduced to zero, the percentage obtained by dividing (i) such Bank’s Revolving Loan Commitment, by (ii) the aggregate Revolving Loan Commitments of all Banks and (y) from and after the time the Revolving Commitment Amount has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Bank’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;

(b)	with respect to a Bank’s obligation to make a Term Loan and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Term Loans, the percentage obtained by dividing (i) such Bank’s Term Loan Commitment, by (ii) the aggregate amount of all of the Banks’ Term Loan Commitments, and (y) from and after the making of the Term Loans, the percentage obtained by dividing (i) the unpaid principal amount of such Bank’s Term Loan by (ii) the unpaid principal amount of all Term Loans of all Banks;

(c)	with respect to all other matters as to a particular Bank, the percentage obtained by dividing (i) such Bank’s Revolving Loan Commitment plus such Bank’s Term Loan Commitment, by (ii) the aggregate amount of Revolving Loan Commitments of all Banks plus the Term Loan Commitment of all Banks; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Bank’s Revolving Outstandings plus the unpaid principal amount of such Bank’s Term Loan by (B) the principal amount of all outstanding Revolving Outstandings plus the unpaid principal amount of all Term Loans of all Banks.
     Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by LaSalle as its prime rate (whether or not such rate is actually charged by LaSalle). Any change in the Prime Rate announced by LaSalle shall take effect at the opening of business on the day specified in the public announcement of such change. Prime Rate is not necessarily the lowest or best rate charged to any customer.
     RCRA — see Section 9.15.
     Redemption — see Preamble.
     Regulation D means Regulation D of the FRB.
     Regulation U means Regulation U of the FRB.
     Reimbursement Agreement means that certain Amended and Restated Reimbursement Agreement dated as of March 30, 2006 by and between the Company and LaSalle as amended by that certain First Amendment to Amended and Restated Reimbursement Agreement of even date herewith in the form attached hereto as Exhibit H, pursuant to which LaSalle has previously issued and has agreed to extend an irrevocable direct pay letter of credit in favor of LaSalle Bank National Association, as trustee for the bondholders under the Indenture of Trust dated as of December 1, 2004 between The Industrial Development Board of the City of Jefferson City, Tennessee and such trustee, in the amount of $2,841,425.00, as heretofore or hereafter amended, restated, modified or supplemented from time to time.
     Release has the meaning specified in CERCLA and the term “Disposal” (or “Disposed”)

has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for “Release” or “Disposal” which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.
     Required Banks means Banks having Pro Rata Shares aggregating 66-2/3% or more.
     Reserve Percentage means, with respect to any LIBOR Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.
     Restricted Subsidiary means any Subsidiary of the Company (other than a Foreign Subsidiary) which either accounts for 5% or more of the consolidated assets of the Company and its Subsidiaries or accounts for 5% or more of Consolidated Net Income.
     Revolving Commitment Amount means $28,000,000, as reduced from time to time pursuant to Section 6.1.
     Revolving Loan — see Section 2.1.1.
     Revolving Loan Commitment means, with respect to any Bank, such Bank’s Pro Rata Share of the Revolving Commitment set forth on Schedule 2.1 hereto, as applicable, as adjusted from time to time in accordance with the terms hereof.
     Revolving Loan Note — see Section 3.1(a).
     Revolving Outstandings mean, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.
     SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.
     Security Agreement means a Second Amended and Restated Security Agreement substantially in the form of Exhibit D.
     Stated Amount means, with respect to any Letter of Credit or 2004 IRB Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit or 2004 IRB Letter of Credit.

     Subordinated Debt means any unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Banks.
     Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.
     Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.
     Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.
     Term Commitment means $10,000,000.00.
     Term Loan Commitment means, with respect to any Bank, such Bank’s Pro Rata Share of the Term Commitment set forth on Schedule 2.1 hereto, as applicable, as adjusted from time to time in accordance with the terms hereof.
     Term Loans — see Section 2.1.2.
     Term Loan Note — see Section 3.1(b).
     Term Loan Maturity Date -means the earlier of (a) March 30, 2012 or (b) the Termination Date.
     Termination Date means the earlier to occur of (a) March 30, 2012, or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12.
     Total Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (i) contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations, and (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries.

     Type of Loan or Borrowing — see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and LIBOR Loans or borrowings.
     UCC means the Uniform Commercial Code as in effect from time to time in the State of Illinois.
     Unmatured Event of Default means the occurrence of any event set forth in Section 12.1 hereof which, if it continues, will, with lapse of time or notice or both as provided therein, constitute an Event of Default.
     Wholly-Owned Subsidiary means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
     1.2 Other Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The term “including” is not limiting and means “including without limitation.”
     (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
     (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
     (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
     (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company, the

Banks and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Banks merely because of the Agent’s or Banks’ involvement in their preparation.
SECTION 2
COMMITMENTS OF THE BANKS; BORROWING,
CONVERSION AND LETTER OF CREDIT PROCEDURES
     2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows (collectively, the “Commitments”):
     2.1.1 Revolving Loan Commitment. Each Bank with a Revolving Loan Commitment will make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Bank’s Pro Rata Share of such aggregate amounts as the Company may request pursuant to Section 2.2 hereof; provided that the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base.
     2.1.2 Term Loan Commitment. Each Bank with a Term Loan Commitment agrees to make a loan to the Company (each such loan, a “Term Loan”) on the Closing Date in the amount of such Bank’s Term Loan Commitment. The Commitments of the Banks to make Term Loans shall expire concurrently with the making of the Term Loans on the Closing Date.
     2.1.3. L/C Commitment. (a) The Issuing Bank will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a “Letter of Credit”; such Letter(s) of Credit shall exclude that certain direct pay letter of credit dated as of December 1, 2004, the available face amount of which is $2,841,425.00 as of the date hereof, relating to the indebtedness described in Section 10.7(i) (as the same may be amended, modified, extended or restated from time to time, the “2004 IRB Letter of Credit”)), at the request of and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $5,000,000 and (ii) the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base.
     2.2 Loan Procedures.
     2.2.1 Various Types of Loans. Each Revolving Loan shall be, and each Term Loan may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five (5) different Groups of LIBOR

Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Loans.
     2.2.2 Borrowing Procedures. The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 10:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice and in any event, no later than 12:30 p.m. Chicago time, the Agent shall advise each Bank thereof not later than 2:30 P.M., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at the office specified by the Agent with immediately available funds covering such Bank’s Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $10,000, and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $100,000.
     2.2.3 Conversion and Continuation Procedures.
     (a) Subject to Sections 2.2.1 and 2.2.2, the Company may, upon irrevocable written notice to the Agent in accordance with clause (b) below:
     (i) elect, as of any Business Day, to convert any Loans (or any part thereof) in an aggregate amount not less than $100,000 or a higher integral multiple of $10,000 into Loans of the other type; or
     (ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof) in an aggregate amount not less than $1,000,000 or a higher integral multiple of $100,000 for a new Interest Period;
provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $100,000.
     (b) The Company shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 10:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 10:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
     (i) the proposed date of conversion or continuation;
     (ii) the aggregate amount of Loans to be converted or continued;
     (iii) the type of Loans resulting from the proposed conversion or continuation; and
     (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
     (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.
     (d) The Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.
     (e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
     2.3 Letter of Credit Procedures.
     2.3.1 L/C Applications. The Company shall give notice to the Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Agent and the Issuing Bank, together with such other documentation as the Agent or the Issuing Bank may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which such expiration date shall not be later than (1) if such Letter of Credit is not a Cash Collateralized Letter of Credit, the earlier to occur of (x) one year after the date of issuance thereof and (y) thirty days prior to the Termination Date or (2) if such Letter of Credit is a Cash Collateralized Letter of Credit, one year after the Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control; provided, that, as long as LaSalle is the Issuing Bank, the terms of the LaSalle Master Letter of Credit Agreement shall govern and control in the event of any inconsistency between the terms of this Agreement and the LaSalle Master Letter of Credit Agreement.
     2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank with a Revolving Loan Commitment, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank’s “participation” therein. The Issuing Bank hereby agrees, upon request of the Agent or any Bank, to deliver to the Agent or such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Agent or such Bank may reasonably request.
     2.3.3 Reimbursement Obligations.
     (a) Obligations Absolute. The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2%. The Issuing Bank shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Company shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.
     (b) Indemnification; Nature of Bank’s Duties.
     (i) In addition to amounts payable as elsewhere provided in this Agreement, the Company hereby agrees to pay and to protect, indemnify and save harmless the Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Banks may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or the incurrence obligations pursuant to any Letter of Credit in respect thereof, or (B) the failure of the Banks to honor a demand for payment under any Letter of Credit or of the Banks to make any payment under any obligations pursuant to any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Banks (as finally determined by a court of competent jurisdiction).
     (ii) As between the Banks, on the one hand, and the Company on the other hand, the Company assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, the Banks shall not be responsible for (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (C) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required to demand payment under such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher, (E) errors in interpretation of technical terms, (F) any loss or delay in the transmission or otherwise of any document required to make a payment under any Letter of Credit, (G) the credit of the proceeds of any drawing under any Letter of Credit and (H) any consequences arising from causes beyond the control of the Banks; provided that in each case described in (A)-(H) hereof, a Bank shall be liable only to the extent of any losses, claims or liabilities that arise solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). None of the above shall affect, impair or prevent the vesting of any of the Banks’ rights or powers hereunder or under this Agreement.
          2.3.4 Limitation on Obligations of Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Bank and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Banks pursuant to Section 2.3.5.

     2.3.5 Funding by Banks to Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Bank with a Revolving Loan Commitment shall be obligated to pay to the Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Bank, the Agent shall promptly notify each other Bank thereof. Each other Bank with a Revolving Loan Commitment irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Bank’s account the amount of such other Bank’s Pro Rata Share of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 P.M., Chicago time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Agent for the Issuing Bank’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank’s failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank’s Pro Rata Share of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank’s Pro Rata Share of any such payment or disbursement.
     2.4 Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.
     2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.
SECTION 3
NOTES EVIDENCING LOANS
     3.1 Notes.
     (a) The Revolving Loans of each Bank shall be evidenced by a single revolving note (each such note, a “Revolving Loan Note”) substantially in the form set forth in Exhibit A dated the Closing Date, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to the sum of such Bank’s Revolving Loan Commitment. Each Revolving Loan of such Bank shall be paid in full on the Termination Date.
     (b) The Term Loan of each Bank shall be evidenced by a term note substantially in the form of Exhibit B (each such note, a “Term Loan Note”), dated the Closing Date in a principal amount equal to the initial principal amount of such Bank’s advance of the Term Loan or the portion of such Term Loan assigned to such Bank in accordance with Section 14.9, duly executed and delivered by the Company and payable to such Bank.
     3.2 Recordkeeping. Each Bank shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.
SECTION 4
INTEREST
     4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
     (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and
     (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;
provided that at any time an Event of Default exists, if requested by the Required Banks, the interest rate applicable to each Loan shall be increased by 2%.
     4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.
     4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Bank. Each determination of the applicable LIBOR Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error; provided, however, that upon notice by a Bank to the Agent and the Company (which notice must be given to the Agent and the Company on or prior to the commencement of the applicable Interest Period) that the LIBOR Rate as so determined by the Agent is not the LIBOR Rate as determined by such Bank, then the LIBOR Rate as so determined by such Bank shall be the LIBOR Rate applicable to such Bank’s LIBOR Loan and shall be conclusive and binding on the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining any applicable LIBOR Rate hereunder.
     4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate without notice or demand of any kind.
SECTION 5
FEES
     5.1 Non-Use Fee. The Company agrees to pay to the Agent for the account of each Bank a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Bank’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment Amount. For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of the aggregate principal amount of all outstanding Revolving Loans plus the Stated Amount of all Letters of Credit. Such non-use fee shall be payable in arrears on the last day of each Fiscal Quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
     5.2 Letter of Credit Fees.
     (a) The Company agrees to pay to the Agent for the account of each Bank a nonrefundable annual letter of credit fee for each Letter of Credit equal to the LC Fee Rate in effect on each date such fee is payable hereunder of such Bank’s Pro Rata Share (as adjusted from time to time) of the maximum amount of such Letter of Credit. Such letter of credit fee shall be payable in advance on the date of the issuance of each Letter of Credit and on each anniversary date thereafter as long as such Letter of Credit is outstanding.
     (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a nonrefundable letter of credit fronting fee for each Letter of Credit in an amount equal to 25 basis points of the maximum amount of each commercial Letter of Credit and 125 basis points of the maximum amount of each standby Letter of Credit, such fee to be payable upon issuance of the Letter of Credit and on each anniversary date thereafter as long as such Letter of Credit is outstanding.

     5.3 Annual Agent’s Fees. The Company agrees to pay to the Agent such annual Agent’s fees in accordance with the Agent Fee Letter.
     5.4 Loan Fee. The Company agrees to pay to the Agent for the account of each financial institutions party to the Existing Credit Agreement on the date of execution of this Agreement, a $95,000 amendment fee in connection with the amendments made to the Revolving Loan Commitments and the advance of the Term Loan described in Section 2.1.1 and Section 2.1.2 of this Agreement, respectively, and all other amendments contained herein that are in connection therewith (collectively, the “Loan Fee”).
SECTION 6
REDUCTION OR TERMINATION OF THE
REVOLVING COMMITMENT AMOUNT; PREPAYMENTS
     6.1 Reduction or Termination of the Revolving Commitment Amount.
     6.1.1 Voluntary Reduction or Termination of the Revolving Commitment Amount. The Company may from time to time on at least five Business Days’ prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment Amount to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.
     6.1.2 Mandatory Reductions of Revolving Commitment. On the date of any Mandatory Prepayment Event, the Revolving Commitment Amount shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay Term Loan pursuant to Section 6.2.2.
     6.1.3 All Reductions of the Revolving Commitment Amount. All reductions of the Revolving Commitment Amount shall reduce the Revolving Loan Commitments pro rata among the Banks according to their respective Pro Rata Shares.
     6.2 Prepayments.
     6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part without charge or penalty except as provided in Section 8.4 hereof or in any Hedging Agreement; provided that the Company shall give the Agent (which shall promptly advise each Bank) notice thereof not later than 10:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $10,000.

     6.2.2 Mandatory Prepayments.
     (a) The Company shall make a prepayment of the Term Loan until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):
     (i) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.
     (ii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to the Company or another Subsidiary), in an amount equal to 100% of such Net Cash Proceeds.
     (iii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 10.7), in an amount equal to 100% of such Net Cash Proceeds.
     (b) If on any day the Revolving Outstandings exceed the Borrowing Base, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.
     (c) If on any day on which the Revolving Commitment Amount is reduced pursuant to Section 6.1.2 the Revolving Outstandings exceeds the Revolving Commitment Amount, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.
     6.3 All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $100,000 or a higher integral multiple of $10,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.
     6.4 Repayments.
     (a) Revolving Loans. The Revolving Loans of each Bank shall be paid in full and the Commitments of the Banks to make Revolving Loans shall terminate on the Termination Date.
     (b) Term Loan. The Term Loan of each Bank shall be paid in installments equal to such Bank’s Pro Rata Share of the aggregate principal amount of the installments of the Term Loan as follows:

PAYMENT DATE	AMOUNT
June 30, 2008	$625,000
September 30, 2008	$625,000
December 31, 2008	$625,000
March 31, 2009	$625,000
June 30, 2009	$625,000
September 30, 2009	$625,000
December 31, 2009	$625,000
March 31, 2010	$625,000
June 30, 2010	$625,000
September 30, 2010	$625,000
December 31, 2010	$625,000
March 31, 2011	$625,000
June 30, 2011	$625,000
September 30, 2011	$625,000
December 31, 2011	$625,000
Term Loan Maturity Date	$625,000
     Unless sooner paid in full, the outstanding principal balance of the Term Loan shall be paid in full on the Term Loan Maturity Date.
SECTION 7
MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES
     7.1 Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Agent in immediately available funds at the office specified by the Agent not later than 10:00 A.M. Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank. All payments under Section 8.1 shall be made by the Company directly to the Bank entitled thereto.
     7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.
     7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

     7.4 Setoff. The Company agrees that the Agent and each Bank have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company hereby grants to the Agent and the Banks, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Agent and the Banks, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent, any Bank or any entity under the control of any Affiliate or parent thereof and its successors and assigns or in transit to any of them. At any time after an Event of Default or upon notice of issue of any legal process by which process any of the Company’s assets in the possession or control of the Agent or any Bank may be trusteed, attached or levied upon, without demand or notice (any such notice being expressly waived by the Company), the Agent and/or such Bank may setoff the same or any part thereof and apply the same to any liability or obligation of the Company and any Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR ANY BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     7.5 Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9 and payments of interest on any Affected Loan) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its Pro Rata Share of payments and other recoveries obtained by all Banks on account of principal of and interest on the Loans (or such participation) then held by them, such Bank shall purchase from the other Banks such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
     7.6 Taxes. (a) All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Bank shall be made by the Company free and clear of and without deduction or withholding for, or on account of, any Taxes now or hereinafter imposed by any taxing authority.
     (b) If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Banks or the Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Agent as soon as practicable after it has made payment to such authority a receipt issued by such authority (or other evidence reasonably satisfactory to the Agent) evidencing such payment.
(c) If any Bank or the Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Bank or the Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Bank or the Agent shall, absent manifest error, be final, conclusive, and binding on all parties.
(d) (i) Each Bank that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Company and the Agent on or prior to the Closing Date (or in the case of a Bank that is an Assignee, on the date of such assignment to such Bank) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Bank’s entitlement to a complete exemption from United States withholding tax on payments to be made hereunder. If a Bank that is a Non-U.S. Participant is claiming a complete exemption from withholding pursuant to Code Sections 871(h) or 881(c), the Bank shall deliver to the Company and the Agent (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to the Company and the Agent (any such certificate, a “Withholding Certificate”). In addition, each Bank that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Bank that is an Assignee, after the date of the assignment to such Bank), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Bank shall, to the extent permitted under applicable law, deliver to the Company and the Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Bank or the Agent to an exemption from United States withholding tax on payments to be made hereunder.
     (ii) Each Bank that is not a Non-U.S. Participant (other than any such Bank which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Agent certifying that such Bank is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Bank, such Bank shall, to the extent permitted by applicable law, deliver to the Company and the Agent revised forms necessary to confirm or establish the entitlement of such Bank to such exemption from United States backup withholding tax.
     (iii) The Company shall not be required to pay additional amounts to a Bank, or indemnify any Bank, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Bank to comply with Section 7.6(d).
     (iv) Each Bank agrees to indemnify the Agent and hold the Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Bank hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Agent makes written demand therefor.
SECTION 8
INCREASED COSTS; SPECIAL PROVISIONS
FOR LIBOR LOANS
     8.1 Increased Costs.
     (a) If, after the date hereof, the adoption of, or any change any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any LIBOR Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
          (i) shall subject any Bank (or any LIBOR Office of such Bank) to any tax, duty or other charge with respect to its LIBOR Loans, its Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of such Bank or its LIBOR Office imposed by the jurisdiction in which such Bank’s principal executive office or LIBOR Office is located);
          (ii) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any LIBOR Office of such Bank); or

          (iii) shall impose on any Bank (or its LIBOR Office) any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans;
and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any LIBOR Office of such Bank) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction.
     (b) If any Bank shall reasonably determine that any change in, the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s or such controlling Person’s capital as a consequence of such Bank’s obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay to such Bank such additional amount as will compensate such Bank or such controlling Person for such reduction.
     8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:
     (a) deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank LIBOR market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or
     (b) Banks having aggregate Pro Rata Shares of 25% or more advise the Agent that the LIBOR Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans;
then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
     8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund LIBOR Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into LIBOR Loans (but shall make Base Rate Loans concurrently with the making of or conversion into LIBOR Loans by the Banks which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Bank at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.
     8.4 Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3 or payment or prepayment resulting from acceleration following the occurrence of an Event of Default) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable. Without limiting the foregoing, the Company shall pay to the Banks a “yield maintenance fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made, shall be subtracted from the LIBOR Rate (Reserve Adjusted) in effect at the time or prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If this result is a positive number, then the resulting percentage shall be multiplied by an amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to such Bank upon the prepayment of a LIBOR Loan. Each reference in this paragraph to “LIBOR Rate Election” shall mean the election by the Company of the LIBOR Rate.
     8.5 Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
     8.6 Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.
     8.7 Mitigation of Circumstances; Replacement of Banks.
     (a) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank’s sole judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank’s sole judgment, be otherwise disadvantageous to such Bank.
     (b) If the Company becomes obligated to pay additional amounts to any Bank pursuant to Section 7.6 or 8.1, or any Bank gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Agent and the Issuing Bank in their reasonable discretion (such other bank being called a “Replacement Bank”) to purchase the Loans of such Bank and such Bank’s rights hereunder, without recourse to or warranty by, or expense to, such

Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement, and to assume all the obligations of such Bank hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Bank shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Bank prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.
     8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
SECTION 9
WARRANTIES
     To induce the Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and issue and participate in Letters of Credit hereunder, the Company warrants to the Agent and the Banks that:
     9.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Massachusetts; each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each of the Company and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The Company’s name as it appears in this Agreement is its exact name as it appears on the Company’s organizational documents as amended.
     9.2 Authorization; No Conflict. Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company of this Agreement and by each of the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any other Loan Party or any of their respective properties or

(c) require, or result in, the creation or imposition of any Lien on any asset of the Company, any Subsidiary or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).
     9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
     9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2006, copies of which have been delivered to each Bank, were prepared in accordance with GAAP and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date and the results of their operations for the period then ended.
     9.5 No Material Adverse Change. Since December 31, 2006, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.
     9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 10.7.
     9.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.8.
     9.8 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 9.8.
     9.9 Pension Plans.
     (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Company of any material liability, fine or penalty other than the obligation to make contributions to its Pension Plan in the ordinary course of business.
     (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan which has not been satisfied or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
     9.10 Investment Company Act. As of the date hereof, neither the Company nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940.
     9.11 [Intentionally Omitted.]
     9.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     9.13 Taxes. Each of the Company and each Subsidiary has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) each of the Company’s and each other Loan Party’s assets will exceed its liabilities and (b) each of the Company and each other Loan Party will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.
     9.15 Environmental Matters.

     (a) No Violations. Except as set forth on Schedule 9.15, neither the Company nor any Subsidiary, nor any operator of the Company’s or any Subsidiary’s existing properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which (i) in any single case, requires expenditures in any three-year period of $100,000 or more by the Company and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise could reasonably be expected to have a Material Adverse Effect.
     (b) Notices. Except as set forth on Schedule 9.15 and for matters arising after the Closing Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 960I(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, “Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.
     (c) Handling of Hazardous Substances. Except as set forth on Schedule 9.15, (i) no portion of the real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate could reasonably be expected to have a material adverse effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which could reasonably be expected to have a Material Adverse Effect; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which, to the Company’s knowledge, transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.
     9.16 Real Property. Set forth on Schedule 9.16 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by the Company or any Subsidiary, together with, in the case of leased property, the name and mailing address of the lessor of such property.
     9.17 Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any other Loan Party to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Banks that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
     9.18 Intellectual Property. The Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries, without, to the best of their knowledge, any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
     9.19 Labor Matters. Except as set forth on Schedule 9.19, neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement. Except as set forth on Schedule 9.19, there are no existing or, to the Company’s knowledge, threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.
     9.20 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt hereunder or under any other Loan Document.

     9.21. OFAC. Neither the Company nor any Subsidiary (i) is a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) is engaged in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any Person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other Office of Foreign Assets Control (“OFAC”) regulation or executive order.
     9.22. PATRIOT Act. The Company and each Subsidiary is in compliance with the (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “USA PATRIOT Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Company (on behalf of itself and for each Subsidiary) hereby acknowledges receipt of notification that, pursuant to the requirements of the USA PATRIOT Act, the Banks are required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Company and its Subsidiaries and other information that will allow the Banks to identify the such parties in accordance with the USA PATRIOT Act.
SECTION 10
COVENANTS
     Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:
     10.1 Reports, Certificates and Other Information. Furnish to the Agent and each Bank:
     10.1.1 Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by Ernst & Young LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Required Banks, together with, if requested by Agent, a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 10.6 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail.
     10.1.2 Interim Reports. Promptly when available and in any event within 30 days after the end of each month (45 days in the case of the last month of each Fiscal Quarter), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, together with consolidated statements of earnings and cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the Chief Financial Officer or the Corporate Controller of the Company.
     10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of monthly statements pursuant to Section 10.1.2 for the last month of each Fiscal Quarter, a duly completed compliance certificate in the form of Exhibit C with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer or the Corporate Controller of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations.
     10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of, or electric links to, all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC; copies of all registration statements of the Company or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.
     10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:
     (a) the occurrence of an Event of Default or an Unmatured Event of Default;
     (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened in writing against the Company or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;
     (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the

Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
     (d) any cancellation or material change in any insurance maintained by the Company or any Subsidiary; or
     (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.
     10.1.6 Borrowing Base Certificates. Within 30 days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by the Chief Financial Officer, the Corporate Controller or the Corporate Secretary of the Company on behalf of the Company (provided that (i) the Company may deliver a Borrowing Base Certificate more frequently if it chooses and (ii) at any time the Excess Availability under the Revolving Loans is less than Three Million Dollars ($3,000,000) or at any time an Event of Default exists, the Agent or the Required Banks may require the Company to deliver Borrowing Base Certificates more frequently).
     10.1.7 Management Reports. Promptly upon the request of the Agent or any Bank, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.
     10.1.8 Projections. As soon as practicable after approval thereof by the Board of Directors of the Company, and in any event during the 30 day period prior to the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year (including an operating budget and a cash flow budget) prepared in a manner consistent with the projections delivered by the Company to the Banks prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Agent, accompanied by a certificate of the Chief Financial Officer or the Corporate Controller of the Company on behalf of the Company to the effect that (i) such projections were prepared by the Company in good faith, (ii) the Company has a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.
     10.1.9 Subordinated Debt Notices. Promptly from time to time, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.
     10.1.10 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Bank or the Agent may reasonably request.
     10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Bank or the Agent or any representative thereof to inspect the properties and operations of the Company or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable prior notice (or at any time without notice if an Event of Default exists), any Bank or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Agent or any representative thereof), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other records; and permit, and cause each Subsidiary to permit, the Agent and its representatives to inspect the Inventory and other tangible assets of the Company or such Subsidiary, to perform appraisals of the equipment and other fixed assets of the Company or such Subsidiary, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable and any other collateral. All such inspections or audits by the Agent shall be at the Company’s expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Agent for inspections, visits and appraisals or audits more frequently than once each Fiscal Year.
     10.3 Maintenance of Property; Insurance.
     (a) Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted.
     (b) Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries. The Company shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing loss payable to the Agent with respect to each policy of property or casualty insurance and naming the Agent and each Bank as an additional insured with respect to each policy of insurance for liability for personal injury or property damage, (ii) providing that 30 days’ notice will be given to the Agent prior to any cancellation of such policy and (iii) reasonably acceptable in all other respects to the Agent.
     (c) UNLESS THE COMPANY PROVIDES THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE COMPANY’S EXPENSE TO PROTECT THE AGENT’S AND THE BANKS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE COMPANY’S INTERESTS. THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST THE COMPANY IN CONNECTION WITH THE COLLATERAL. THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE COMPANY MAY BE ABLE TO OBTAIN ON ITS OWN.
     (d) The Agent agrees to notify the Company promptly after purchasing any insurance pursuant to Section 10.3(c) hereof.
     10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     10.5 Maintenance of Existence, etc. Except as provided herein, including, without limitation under Section 10.10 hereof, (a) maintain and preserve, and (subject to Section 10.11) cause each Subsidiary to maintain and preserve, (i) its existence and good standing in the jurisdiction of its organization and (ii) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material

Adverse Effect); provided, however, that the dissolution of any Subsidiary that is not a Restricted Subsidiary shall be permitted hereunder notwithstanding anything to the contrary contained in this Agreement and (b) not change its business organization or the jurisdiction under which it is organized without having given the Agent thirty (30) days’ prior written notice of its intent to do so.
     10.6 Financial Covenants.
     10.6.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period on the last day of each Fiscal Quarter to be less than 1.50 to 1.00.
     10.6.2 Funded Debt to Adjusted EBITDA Ratio. Not permit the Funded Debt to Adjusted EBITDA Ratio of any Computation Period, as measured on the last day of each Fiscal Quarter, to exceed (i) 2.75 to 1.00 for such Computation Period on June 30, 2007, September 30, 2007 and December 31, 2007, (ii) 2.50 to 1.00 for such Computation Period on March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 and (iii) 2.25 to 1.00 for such Computation Period on March 31, 2009 and on the last day of each Fiscal Quarter thereafter.
     10.6.3 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries in any Fiscal Year to exceed $8,000,000.
     10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:
     (a) obligations under the Existing Credit Agreement (which shall be and remain outstanding and payable as an obligation under this Agreement), this Agreement and the other Loan Documents;
     (b) Debt secured by Liens permitted by Section 10.8(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $4,000,000;
     (c) Debt of Subsidiaries to the Company and Debt of the Company to Guarantors;
     (d) Subordinated Debt;
     (e) Hedging Obligations incurred for bona fide hedging purposes;
     (f) Debt described on Schedule 10.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;
     (g) [intentionally omitted];
     (h) other Debt, in addition to the Debt listed above, in an aggregate amount not at any time exceeding $1,000,000;
     (i) Debt to The Industrial Development Board of the City of Jefferson City, Tennessee in connection with the industrial development revenue bonds issued thereby secured by a Loan Agreement dated as of December 1, 2004 between the Company and The Industrial Development Board of the City of Jefferson City, Tennessee.
     10.8 Liens. Not, and not permit any Subsidiary to, enter into any agreement with any third party not to incur or permit any lien, pledge or security interest in any of its assets such as a negative pledge agreement with a third party; nor shall the Company or any Subsidiary create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
     (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;
     (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;
     (c) Liens described on Schedule 10.8;
     (d) subject to the limitation set forth in Section 10.7(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;
     (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
     (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

     (g) Liens arising under the Loan Documents;
     (h) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property theretofore subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);
     (i) Liens in addition to those otherwise permitted hereunder securing Debt not exceeding $250,000 at any one time outstanding; and
     (j) liens securing Debt permitted under Section 10.7(i).
     10.9 Restricted Payments. Not, and not permit any Subsidiary to, (a) make any distribution to any of its shareholders, (b) purchase or redeem any of its Capital Securities (other than in connection with the Redemption), (c) pay any management fees or similar fees to any of its shareholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance or repurchase of any Subordinated Debt, or (e) set aside funds for any of the foregoing (other than in connection with the Redemption). Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a Wholly-Owned Subsidiary; and (ii) the Company may pay dividends, make distributions or purchase or redeem Capital Securities so long as (y) no Event of Default or Unmatured Event of Default exists immediately prior to such payment of dividends or would result after giving pro forma effect to such payment of dividends and (z) after giving pro forma effect to any payment of dividends, the Excess Availability would not be less than $3,000,000; for the avoidance of doubt, the requirement set forth in this clause (ii)(z) shall not apply to the Redemption.
     10.10 Mergers, Consolidations, Acquisitions and Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into, with or to any other Wholly-Owned Subsidiary; (b) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary; (c) any Acquisition by the Company or any Wholly-Owned Subsidiary where (1) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist; (2) the aggregate consideration to be paid by the Company and its Subsidiaries (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) is less than $5,000,000; (3) immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 10.6; and (4) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition; (d) sales and dispositions of assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 15% of the net book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the preceding Fiscal Year; (e) dissolutions of Subsidiaries which are not Restricted Subsidiaries and (f) those dispositions listed on Schedule 10.10 hereto.
     10.11 Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of the Company or any Subsidiary to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Banks.
     10.12 Use of Proceeds. (i) Use the proceeds of the Loans, and the Letters of Credit, solely for working capital, to make payments in connection with the Redemption, for payments permitted under Section 10.9 of this Agreement, for Acquisitions permitted by Section 10.10, for Capital Expenditures, for working capital and liquidity of the Restricted Subsidiaries and for other general corporate purposes; (ii) not, and not permit any other Loan Party to engage, principally or as one of its activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock; and (iii) not, and not permit any other Loan Party to (a) own any Margin Stock, (b) use the proceeds from the Loans, directly or indirectly, to (y) purchase or carry any Margin Stock or (z) for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock, if any of such uses set forth in (a) or (b) above could reasonably be expected to cause any of the Loans under this Agreement to be considered “purpose credit” as such term is defined in Regulations T, U or X of the Board of Governors of the Federal Reserve Board. In furtherance of and not in limitation of the foregoing, the Company intends to use a portion of the proceeds of the Loans to pay the purchase price for the Redemption and any stock so acquired by the Company pursuant to the Redemption will automatically become authorized but unissued pursuant to M.G.L. ch. 156D, Section 6.31(a). No Loan Party will take any action that violates regulations T, U or X of the Federal Reserve Board.
     10.13 Further Assurances. Take, and cause each Restricted Subsidiary to take, such actions as are necessary or as the Agent or the Required Banks may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (a) the obligations of the Company hereunder and under the other Loan Documents (i) are secured at all times by certain assets of the Company and its Restricted Subsidiaries pursuant to the Collateral Documents and (ii) guaranteed by all of its Restricted Subsidiaries (including, promptly upon the acquisition or creation thereof, any Restricted Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty, (b) the obligations of each Restricted Subsidiary under the Guaranty are secured by certain assets of such Restricted Subsidiary pursuant to the Collateral Documents, and (c) all collections from Accounts Receivable are directed to a bank account maintained with the Agent or Bank of America.
     10.14 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other

Affiliates (other than the Company and its Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.
     10.15 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations; provided, however, that the Company or any Subsidiary may terminate a Pension Plan so long as it does not cause an Event of Default under Section 12.1.6 of this Agreement.
     10.16 Environmental Matters.
     (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.
     (b) To the extent that the transportation of “hazardous waste” as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.
     10.17 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.
     10.18 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document, (b) prohibit the Company or any Subsidiary from granting to the Agent, for the benefit of the Banks, a Lien on any of its assets (other than any real property lease which prohibits the Company or any Subsidiary from granting to the Agent, for the benefit of the Banks, a Lien on the Company’s or such Subsidiary’s leasehold interest with respect to such lease or Fixtures located on the premises subject to such lease) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or (iii) transfer any of its assets or properties to the Company.
     10.19. Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.
     10.20 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except (without duplication) the following:
     (a) Suretyship Liabilities permitted by Section 10.7;
     (b) Cash Equivalent Investments;
     (c) bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits which are maintained with any bank other than a Bank (or any other bank or financial institution which has entered into an agreement with Agent to perfect Agent’s liens on the Collateral which is in a form satisfactory to Agent in its reasonable discretion) shall not at any time exceed $250,000;
     (d) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
     (e) Investments to consummate Acquisitions permitted by Section 10.10; and
     (f) Investments listed on Schedule 10.20; and
     (g) Investments in addition to Investments otherwise permitted by this Section 10.20 not exceeding $750,000 at any one time outstanding.
provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (a), (e), or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.
     10.21 Fiscal Year. Not change its Fiscal Year without having given the Agent and Banks thirty (30) day’s prior written notice of such change.
     10.22 Cancellation of Debt. Not, and not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $250,000 in any Fiscal Year.
     10.23 Negative Pledge on Real Property. Not, and not permit any Subsidiary to pledge, mortgage, grant a security interest in or permit to exist a Lien on, encumber, assign, sell, or otherwise dispose of or transfer, the real property located at 1 Rittenhouse Road, Jefferson City, TN 37760 other than (i) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary and (ii) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law arising in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves.
SECTION 11
EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
     The obligation of each Bank to make its Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:
     11.1 Initial Credit Extension. The obligation of the Banks to make the initial Loans and the obligation of the Issuing Bank to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that the Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent and the Banks is called the “Closing Date”):
     11.1.1 Notes. The Notes.
     11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement, the Notes and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each other Loan Party authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such entity is a party.
     11.1.3 Consents, etc. Copies (certified as true and correct by the Secretary or Assistant Secretary of the Company) of all documents evidencing any necessary corporate or shareholder action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of the documents referred to in this Section 11.
     11.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).
     11.1.5 Security Agreement. A counterpart of the Security Agreement executed by the Company and each Restricted Subsidiary.
     11.1.6 First Amendment to Reimbursement Agreement. A counterpart of the First Amendment to Amended and Restated Reimbursement Agreement attached hereto as Exhibit H executed by the Company together with any other notes, instruments, certificates, agreements or other documents required to be delivered thereunder.
     11.1.7 Opinion of Counsel. The opinion of WilmerHale, counsel to the Company and Loan Parties.
     11.1.8 Insurance. Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.
     11.1.9 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including, but not limited to, the Loan Fee, together with all Attorney Costs of the Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent).
     11.1.10 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company and each Subsidiary other than foreign Subsidiaries (under their present names and any previous names) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, (ii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 10.8) and (iii) such other Uniform Commercial Code Form UCC-3 termination statements as the Agent may reasonably request.
     11.1.11 Filings, Registrations and Recordings. The Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Banks, a perfected Lien on the collateral described therein, prior and superior to any other Person, in proper form for filing, registration or recording.
     11.1.12 Closing Certificate. A certificate signed by a the Chief Financial Officer of the Company dated as of the Closing Date, affirming the matters set forth in Section 11.2.1 as of the Closing Date.
     11.1.13 Borrowing Base Certificate. Borrowing Base Certificate dated within thirty (30) days before the Closing Date.
     11.1.14 Other. Such other documents as the Agent or any Bank may reasonably request.

     11.2 Conditions. The obligation (a) of each Bank to make each Loan and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:
     11.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:
     (a) the representations and warranties of the Company and each Subsidiary set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and
     (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.
     11.2.2 Confirmatory Certificate. If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Bank may reasonably request in support thereof.
SECTION 12
EVENTS OF DEFAULT AND THEIR EFFECT
     12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
     12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three (3) Business Days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.
     12.1.2. Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary, including but not limited to any obligations arising under the Reimbursement Agreement, in an aggregate amount (for all such Debt so affected) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity.

     12.1.3 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 30 days undismissed; or the Company or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.
     12.1.4 Non-Compliance with Loan Documents. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.5 through 10.6, 10.9 through 10.14 and 10.19 through 10.21; or (b) failure by the Company to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (b) for 30 days.
     12.1.5 Warranties. Any warranty made by the Company or any Subsidiary herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to the Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
     12.1.6 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in either case in excess of $500,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000.
     12.1.7 Judgments. Final judgments which exceed an aggregate of $500,000 shall be rendered against the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.
     12.1.8 Invalidity of Collateral Documents, Loan Documents, etc. Any Collateral Document or Loan Document shall cease to be in full force and effect; or the Company or any

Subsidiary (or any Person by, through or on behalf of the Company or any Subsidiary) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document or Loan Document.
     12.1.9 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or the Company or any other Person (including the holder of any applicable. Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
     12.1.10 Change of Control. During any period of 12 consecutive months, a majority of the members (excluding any vacancies) of the Company’s Board of Directors or other equivalent governing body of the company cease to be composed of individuals (i) who were members of such Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to such Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such Board of Directors or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body were approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such Board of Directors or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Company’s Board of Directors).
     12.1.11 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.
     12.2 Effect of Event of Default. If any Event of Default described in Section 12.1.3 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Banks) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.3 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.
SECTION 13
THE AGENT
     13.1 Appointment and Authorization.
     (a) Each Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.
     (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Section 13 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 13, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
     13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through Agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any Agent or attorney-in-fact that it selects with reasonable care.
     13.3 Liability of Agent. None of the Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates,
     13.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper. Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.
     13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks in accordance with Section 12; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.
     13.6 Credit Decision. Each Bank acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Agent.
     13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent and its directors, officers, employees and Agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided that no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Agent.
     13.8 Agent in Individual Capacity. LaSalle and its Affiliates (as well as any other Bank) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though LaSalle were not the Agent or the Issuing Bank hereunder and without consent of the Banks (unless such action would require such consent pursuant to the terms of this Agreement). Each Bank agrees to give notice of any such activities to the other Banks. The Banks acknowledge that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though LaSalle were not the Agent and the Issuing Bank, and the terms “Bank” and “Banks” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

     13.9 Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Banks and the Company. If the Agent resigns under this Agreement, the Required Banks shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Banks a successor Agent for the Banks. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor Agent from among: the Banks. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor Agent as provided for above.
     13.10 Collateral Matters. The Banks irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 14.1, if approved, authorized or ratified in writing by the Required Banks; or (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by clause (d)(i) or (d)(iii) of Section 10.8 (it being understood that the Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 10.7(b)). Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 13.10.
     13.11 Amendment of Section 13. The Company hereby agrees that the provisions of this Section 13 (other than Section 13.9) generally constitute an agreement among the Agent and the Banks and that any and all of the provisions of this Section 13 (other than Section 13.9) may be amended at any time by the Banks without the consent or approval of, but with notice to, the Company (other than any provision in addition to Section 13.9 to the extent that it directly or in any material way affects the Company).
SECTION 14
GENERAL
     14.1 Waiver; Amendments. No delay on the part of the Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. This Agreement and the other Loan

Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the other Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the other Loan Documents. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Pro Rata Share of not less than the aggregate Pro Rata Share expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Pro Rata Share of any Bank without the consent of such Bank. No amendment, modification, waiver or consent shall (i) increase the Revolving Commitment Amount, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, or (iv) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks. No provision of Section 13, or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank.
     14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
     14.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Agent and each other Bank harmless from any loss, cost or expense resulting from any such reliance.
     14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the

Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory, to the Company and the Required Banks.
     14.5 Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.
     14.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Banks (including Attorney Costs) in connection with the preparation, execution, syndication and delivery of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for, (a) any stamp or other taxes (excluding Excluded Taxes) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be ‘ delivered hereunder or in connection herewith and (b) any reasonable fees of the Company’s auditors in connection with any reasonable exercise by the Agent and the Banks of their rights pursuant to Section 10.2. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
     14.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.
     14.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     14.9 Assignments; Participations.
     14.9.1 Assignments. Any Bank may, with the prior written consents of the Issuing Bank (for an assignment of the Revolving Loans and any Revolving Loan Commitments) and the Agent and (so long as no Event of Default exists) the Company (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Bank to one of its Affiliates), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”) pursuant to written assignment agreements executed by such assigning Bank, such Assignee, the Company and the Agent which agreements shall specify in each instance the portion of the assigning Bank’s Loans which is to be assigned to such Assignee and the portion of the Commitments of the assigning Bank to be assumed by the Assignee (the “Assignment Agreements”) all or any fraction of such Bank’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank’s Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Bank’s Pro Rata Share of the Revolving Commitment Amount and Term Commitment and (ii) $5,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:
     (x) five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Bank and the Assignee,
     (y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Agent an Assignment Agreement, together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent and, if applicable, the Company, and
     (z) except in the case of an assignment by a Bank to one of its Affiliates, the assigning Bank or the Assignee shall have paid the Agent a processing fee of $3,500.
From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Revolving Loan Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment Amount and a new Term Loan Note in the principal amount of the Assignee’s Pro Rata Share of the Term Commitment and, if the assigning Bank has retained any Commitments hereunder, a replacement Revolving Loan Note in the principal amount of the Pro Rata Share of the Revolving Commitment Amount retained by the assigning Bank and/or a replacement Term Loan Note in the principal amount of the Pro Rata Share of the Term Commitment retained by the assigning Bank, as applicable (such Notes to be in exchange for, but not in payment of, the predecessor Notes held by such assigning Bank).

Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note “exchanged” and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement, subject to the terms hereof. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank, subject to the terms hereof. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.
     Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Notes to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).
     14.9.2 Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note(s) held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Note(s) for all purposes of this Agreement, (y) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Company agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive, nor shall the Company be obligated to pay, any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).
     14.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
     14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

     14.12 Successors and Assigns. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the successors and assigns of the Banks and the Agent.
     14.13 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, each Bank and each of the officers, directors, employees, Affiliates and Agents of the Agent and each Bank (each a “Bank Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Company or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party’s gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.
     14.14 Nonliability of Banks. The relationship between the Company on the one hand and the Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibility to the Company. Neither the Agent nor any Bank undertakes any responsibility to the Company to review or inform the Company or any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Agent nor any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Bank shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     14.15 Information/Confidentiality. As required by federal law and the Agent’s policies and practices, the Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Agent and each Bank agree to use commercially reasonable efforts (equivalent to the efforts the Agent or such Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Agent and each Bank may disclose such information (a) to Persons employed or engaged by the Agent or such Bank in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 14.15 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Agent or such Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent’s or such Bank’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or such Bank is a party; (f) to any nationally recognized rating agency that requires access to information about a Bank’s investment portfolio in connection with ratings issued with respect to such Bank; (g) to any Affiliate of the Agent, the Issuing Bank or any other Bank if such parties agree to be bound by the confidentiality obligations of the Agent and Banks set forth in this Section 14.15; or (h) that ceases to be confidential through no fault of the Agent or any Bank.
     14.16 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN

INCONVENIENT FORUM.
     14.17 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR AGENT AND THE BANKS TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS.
     14.18 Existing Credit Agreement; Effectiveness of Amendment and Restatement. Until this Agreement becomes effective in accordance with the conditions set forth in Section 11, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Closing Date, all obligations of the Company under the Existing Credit Agreement shall become obligations of the Company hereunder, secured by the Collateral Documents, and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof; provided, that (i) the Existing Credit Agreement shall continue to apply to all events, circumstances and periods arising or existing prior to the Closing Date and (ii) the effectiveness of this Agreement shall not be deemed to be a waiver of or consent to any default or other violation of the terms of the Existing Credit Agreement or other Loan Documents occurring or existing prior to the Closing Date.
     14.19 Confirmation/Ratification of the Revolving Loan. The Company hereby agrees that, as of the Closing Date, it is fully and truly indebted to the Banks for the full amount of the Loans stated herein. Furthermore, without limiting any of the other provisions of this Agreement, the Company and each Bank agrees that (i) the loans made to the Company by the Banks shall be subject to and shall benefit from all of the provisions of this Agreement and the other Loan Documents applicable to the Loans hereunder and thereunder, and (ii) the unpaid principal of and interest on the Loans are obligations of the Company hereunder and under the other Loan Documents.
     14.20 Effect of Amendment and Restatement of the Existing Credit Agreement.

          (a) On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations of the Company under the Existing Credit Agreement as in effect prior to the Closing Date and which remain outstanding; (ii) such obligations of the Company under the Existing Credit Agreement are in all respects continuing (as amended and restated hereby); (iii) the Liens and security interests as granted under the Collateral Documents securing payment of such obligations of the Company under the Existing Credit Agreement are in all respects continuing and in full force and effect; (iv) references in the Loan Documents to the “Credit Agreement” shall be deemed to be references to this Agreement, and to the extent necessary to effect the foregoing, each such Loan Document is hereby deemed amended accordingly, (v) all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the Closing Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to the Agent or the Banks (or their assignees or replacements hereunder), (vi) the obligations under the Existing Credit Agreement shall continue to be paid or prepaid on or prior to the Closing Date, and shall from and after the Closing Date continue to be owing and be subject to the terms of this Agreement, (vii) all references in the Loan Documents to the “Banks” or a “Bank” or to the “Agent” shall mean such terms as defined in this Agreement.
          (b) The Company, the Agent and the Banks and the other parties hereto acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement which remain unpaid and outstanding as of the Closing Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents.
     14.21 Existing Agreements Superseded. As set forth herein, the Existing Credit Agreement is superseded by this Agreement, which has been executed in renewal, amendment, restatement and modification, but not in novation or extinguishment of, the obligations under the Existing Credit Agreement.
[signature page attached]

     Delivered at Chicago, Illinois, as of the day and year first above written.

NASHUA CORPORATION
By:	/s/ John L. Patenaude
Title: Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION, as Agent, Issuing Bank and as a Bank
By:	/s/ Rod A. Murray
Title: SVP

BANK OF AMERICA, as a Bank
By:	/s/ Kenneth R. Sheldon
Title: SVP

PRICING SCHEDULE
     The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be determined as set forth below. As of the date hereof, the applicable rates shall be at the “Tier I” level referenced below until the next Adjustment Date.
     The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be equal to the applicable rate per annum set forth in the table below opposite the applicable Total Debt to Adjusted EBITDA Ratio:

	TOTAL DEBT	LIBOR	BASE RATE	NON-USE	LC FEE
TIERS	TO ADJUSTED EBITDA RATIO	MARGIN	MARGIN	FEE RATE	RATE
Tier IV	Greater than 2.50:1	2.00%	.25%	.375%	2.00%
Tier III	Greater than 2.00:1 but less than or equal to 2.50:1	1.75%	0%	.25%	1.75%
Tier II	Greater than 1.50 to 1.00 but less than or equal to 2.00:1	1.50%	0%	.25%	1.50%
Tier I	Less than or equal to 1.50:1	1.25%	0%	.25%	1.25%
     The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be adjusted, to the extent applicable, on the 45th day or, in the case of the last Fiscal Quarter of each Fiscal Year, the 120th day after the end of each Fiscal Quarter (each such date, an “Adjustment Date”), retroactively to the first day of such Fiscal Quarter, based on the Total Debt to Adjusted EBITDA Ratio as of the last day of such Fiscal Quarter; it being understood that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, required by Section 10.1.3 by the 45th day (or, if applicable, the 120th day) after any Fiscal Quarter, the LIBOR Margin shall be 2.00%, the Base Rate Margin shall be .25%, the Non-Use Fee Rate shall be .375% and the LC Fee Rate shall be 2.00% until such financial statements and Compliance Certificate are delivered. Notwithstanding the foregoing, no reduction to the foregoing interest rate margins or fee rates shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

Schedule 2.1
BANKS AND PRO RATA SHARES

	Revolving Loan	Pro Rata	Term Loan	Pro Rata
Bank	Commitment Amount	Share	Commitment	Share
LaSalle Bank National Association	$14,000,000	50.00%	$5,000,000	50.00%
Bank of America	$14,000,000	50.00%	$5,000,000	50.00%

TOTALS	$28,000,000	100%	$10,000,000	100%

SCHEDULE 9.6
LITIGATION AND CONTINGENT LIABILITIES
ENVIRONMENTAL MATTERS
          We are involved in certain environmental matters and have been designated by the Environmental Protection Agency, referred to as the EPA, as a potentially responsible party for certain hazardous waste sites. In addition, we have been notified by certain state environmental agencies that some of our sites not addressed by the EPA require remedial action. These sites are in various stages of investigation and remediation. Due to the unique physical characteristics of each site, the technology employed, the extended timeframes of each remediation, the interpretation of applicable laws and regulations and the financial viability of other potential participants, our ultimate cost of remediation is difficult to estimate. Accordingly, estimates could either increase or decrease in the future due to changes in such factors. At December 31, 2006, based on the facts currently known and our prior experience with these matters, we have concluded that it is probable that site assessment, remediation and monitoring costs will be incurred. We have estimated a range for these costs of $1.1 million to $2.1 million for continuing operations. These estimates could increase if other potentially responsible parties or our insurance carriers are unable or unwilling to bear their allocated share and cannot be compelled to do so. At December 31, 2006, our accrual balances relating to environmental matters were $1.1 million for continuing operations. Based on information currently available, we believe that it is probable that the major potentially responsible parties will fully pay the costs apportioned to them. We believe that our remediation expense is not likely to have a material adverse effect on our consolidated financial position or results of operations.
ENVIRONMENTAL MATTERS
1.	PAS-Oswego - The site is comprised of a main “PAS” site, as well as satellite locations where waste was transshipped from PAS. Nashua’s share at the main Oswego site based on its volumetric contribution has been adjusted to 2.04%. The estimated final remedy costs at this site to be incurred over the next 30 years are estimated at $8,033,969 (Nashua’s share based on volumetric contribution is $164,000). Nashua’s share at the Fulton-Terminal sites, or satellite site, is 1.4004%. The estimated total project costs at this satellite site are $11.5 million (Nashua’s share is $161,000). Nashua’s share of the future costs is covered by agreement with Liberty Mutual, subject to available property damage coverage remaining. Remaining coverage is greater than expected liability. On September 19, 2000, in consultation and agreement with Liberty Mutual, the Company agreed to participate in a contribution action against Alcan Aluminum Corporation, which was already adjudged responsible for a significant portion of the waste at the site. On July 7, 2005, Alcan Aluminum Corporation agreed to a settlement of $5.4 million of which $2.7 million will be paid to the law firm, Cadwalader, Wickersham & Taft, and $2.7 million will be paid to PRPs who participated in the Alcan litigation. The settlement amount allocated to Nashua and Liberty Mutual was $72,485 which was paid to Liberty Mutual. Nashua’s total estimated cost relative to the site was $325,000 of which $238,000 has been paid by Liberty Mutual, leaving an estimated insured exposure of $87,000.

2.	Solvents Recovery Service of New England, Southington, CT (SRSNE) - Nashua was notified in June l992 that we are one of over twelve hundred PRPs at a solvents recovery site in Connecticut. The EPA has compiled extensive data relating to PRPs volumetric ranking. Liberty Mutual is providing a defense in this matter under a reservation of rights on coverage issues. As a result of additional information received by the EPA from PRPs, Nashua’s initial percentage share of those members who have joined a Group of PRPs and whose volumetric waste is greater than 10,000, is .4219%. The EPA’s original estimated cost of future remedial action was $70 million. Insurance covers our estimated exposure in that the activities at this site predate the 1972 environmental exclusion clauses added to general liability policies. Nashua’s involvement at this site covers approximately 15 years, resulting in about $1.5 million of insurance coverage. On September 30, 2005, the EPA signed the Record of Decision (ROD) selecting the thermal technology remedy. The current estimate of cost to fund the remedial work set forth in the ROD ranges from $54 million to $125 million with a likely cost of $79 million. Nashua’s share would range from $216,000 to $500,000.

3.	Old Southington Landfill, Southington, CT - In 1994 the EPA issued a letter stating that the Company was considered to be a PRP pursuant to CERCLA at the Old Southington Landfill Superfund Site in Southington, Connecticut (“OSL Site”). The EPA claimed that by virtue of allegedly having shipped 126,885 gallons of waste materials to the SRSNE facility between 1955 and 11/1/1967, the Company had also contributed to contamination at the OSL Site, where SRSNE (#2 above) allegedly disposed of some of its process waste during that period. The Company has been participating in a joint defense group consisting of businesses that allegedly shipped waste to the SRSNE facility during the same period. In December 1997, the Company executed a Consent Decree relating to the Company’s liability for past costs and for the first operable unit (“OU-1”) at the OSL Site. That settlement resolved the Company’s OU-1 related liability to the EPA, the State of Connecticut and various PRPs that previously had paid costs associated with OU-1 activities. The Consent Decree was entered by the federal District Court in Connecticut in the summer of 1998. Information provided by the EPA indicated that certain groundwater remediation alternatives under consideration by the EPA might cost in the range of about $35-$40 million. Among those transshipment parties participating in the joint defense group, the Company has been allocated responsibility for 1.775% of shared costs, based on its 1955-1967 shipments to SRSNE. Because the EPA has yet to determine whether groundwater conditions at the OSL Site will require a clean-up remedy, it is not possible to predict whether such remedial measures will be necessary or what any selected measures will cost. In 1996 and 1997, the Company participated in negotiations intended to allocate responsibility among PRPs and to resolve the liability of most PRPs for the second operable unit (“OU-2”) of Site clean-up work. The Company contributed to the effort of the joint defense group and independently submitted written materials to the Justice Department and the EPA. The government has not responded to that submission. If the government accepts the Company’s position, the Company may be eligible to resolve the remainder of its liability for OSL Site conditions on a de minimis basis. Liberty Mutual has provided a defense in this matter under a reservation of right. The site closed in 1967 so all of Nashua’s activities occurred prior to the environmental exclusions on CGL policies (which began in 1972). We believe our estimated exposure is covered by available insurance coverage of approximately $1.2 million. Our estimated exposure if no ground water remediation is required is only continuous monitoring (estimated at approximately $10,000). If groundwater remediation is required, the estimated exposure is roughly $120,000 — $560,000.

4.	Philip Services Corporation Site, Rock Hill, South Carolina - The site began to be used for the storage, treatment and recycling of hazardous waste in the mid-to-late 1960’s. Quality Drum Company and, later, Industrial Chemical Company received third parties’ spent solvents, stored them in drums or tanks on the site, and used distillation to recover the solvents. In 1981, a hazardous waste incinerator was installed on the site, and the facility began to process a broader variety of waste streams. At the time Stablex Inc. acquired operations in May 1983, approximately 26,000 drums and 200,000 gallons of bulk liquid waste were present on the site. Sampling and remediation efforts by the former site operators started at least in 1983 with the site purchase by Stablex. Incineration continued when ThermalKEM purchased the facility in 1986, and also after Philip Services Corporation (“PSC”), purchased the facility in 1995. PSC curtailed operations in 1997 and submitted an incinerator closure plan in 1998. PSC declared bankruptcy in June 2003. The South Carolina

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Department of Health and Environmental Control (“SC DHEC”) is the agency responding to the site, and the site has not been placed on the National Priorities List. SC DHEC and the United States settled with PSC and PSC’s wholly-owned subsidiaries in December 2003. Pursuant to this settlement agreement, PSC and its insurers committed to pay a total of $4,281,934 by July 2008 into a site-specific trust fund designated for environmental response costs. SC DHEC has identified the groundwater and soil surrounding the former incinerator and a fuel oil spill as areas of primary concern. Comprehensive sampling conducted by Camp Dresser and McKee for SC DHEC in 2004 found no surface water impacts to the adjacent creeks. Over 50 groundwater monitoring wells are installed, with most screened in the shallow saprolite aquifer. There is a substantial plume of petroleum, with free product thicknesses up to 11 feet. VOC’s, principally chlorinated, contaminate the saprolite aquifer. A limited number of groundwater wells are screened in the bedrock. Preliminary data suggest that the bedrock may be highly fractured and that VOCs may contaminate the bedrock aquifer, although contaminant levels in bedrock appear lower than those seen in the saprolite. A review of shipping manifests indicate that the Company shipped 974 containers to the site. In most cases, containers are drums. We have joined the PRP group for the site. We have been informed that the federal government is a major contributor to the site and is in the process of proposing an upfront cash settlement which will impact the amount due from the remaining PRP’s. On December 19, 2005, the DHEC advised the PRP Group that it was not satisfied with the content of a draft Consent Decree and that the DHEC would be conducting a remedial investigation/feasibility study at the site using the PSC insurer’s funds which are held in trust. The estimated cost associated with the cleanup remedies is $25 million. While the allocation of cost has not been agreed to by the PRPs, recent information indicates that the Nashua portion of the waste contributed is 0.17%. Nashua’s share of the cost would be approximately $43,000.

5.	Clayton Chemical Site, Illinois - On September 28, 2005, the Company received a letter dated September 27, 2005 indicating that the Company may be a potentially responsible party (PRPs) at this site. There are currently 72 PRPs who have contributed over 72% of the wastes processed at the site. According to the letter, the Company is in the next group who have been identified as contributing between 10,000 to 74,999 gallons of waste to the site. It appears that there could be approximately 2,800 PRPs at this site. Based on discussions with the EPA lawyer, the PRPs that contributed 75,000 gallons or more to the site have agreed to reimburse the EPA for its past costs and clean up costs. It appears that Nashua’s Omaha facility contributed 13,000 gallons to the site. The EPA is not currently requesting a contribution from the “Second-Tier PRPs”. On October 26, 2005, we received a request from the 1st tier PRPs to join and pay the group $10,000 relative to the cleanup cost. On December 22, 2005, we contributed $10,000 relative to the cleanup. We were recently notified that the remediation costs have exceeded the estimated $3.8 million by approximately $1.8 million. Nashua is a non-performing member at this site. We could be requested to contribute an additional $5,000 in the future.

6.	Union Chemical - The Union Chemical superfund site consists of 12 acres located in South Hope, Maine. From 1967 to 1984, a chemical manufacturing and solvent recycling business operated on about 2 acres of the property. The Maine DEP closed the site in 1984. Nashua Corporation’s percentage of cost at the site is 18.7%. In February 2007, Nashua contributed $317,089 based on a cash call received in December 2006. This is expected to fund the cleanup for at least the next 25 years.

7.	Merrimack, New Hampshire Property - Nashua has performed groundwater and soil remediation work in the vicinity of the old underground storage tanks. Monitoring continues and operations continue under a groundwater management plan. In 2000, there was a spill on the site, which has

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been cleaned up, but may require further remediation and cleanup. Estimated cost to complete the remediation is in a range between $302,000 — $506,000. The State has approved the remediation plan submitted by Nashua which has been commenced by Nashua. Active toluene remediation is estimated to continue past 2007. In addition, the Company is working with the EPA to resolve the remediation issue relative to PCBs found on the site. Our environmental consultants believe that remediation of PCBs will be limited to capping the PCB site and the issuance of a deed restriction for the location.

8.	Omaha, Nebraska Property - Nashua has performed remediation of tolulene at the Omaha, Nebraska plant site under the administrative order on consent between the Company and the EPA (Region 7). The clean up was accomplished through the use of a high vacuum dual phase remediation system, which has been removed from the site. The Company is currently working towards a formal site closure with the EPA. On May 10, 2007, the EPA held a public meeting in Omaha relative to the statement of basis. It appears that a monitored natural attenuation remedy will be the remedy of choice for the EPA with a more active and extensive monitoring program over the next five years. Haley and Aldrich estimates the cost for completion to range between $203,000 and $484,000.
SIGNIFICANT LITIGATION/CLAIMS AGAINST NASHUA
1.	Ricoh Litigation — On May 30, 2003, Ricoh Company Ltd., Ricoh Corporation and Ricoh Electronics, Inc. (collectively “Ricoh”) filed a civil action in the U.S. District Court for the District of New Jersey, Case Number 03-CV-2612, against several defendants, including Katun Corporation, then the largest customer of our Imaging Supplies segment and GPI, a Taiwanese company that provides cartridge bottles. The complaint alleges multiple counts of patent infringement, trademark infringement, and unfair competition by the defendants. On October 17, 2003, Nashua was added as a co-defendant in an amended complaint to the lawsuit. The allegations arise from the sale and distribution of Ricoh compatible toner products. Nashua filed an answer to the amended complaint and counterclaims in December 2003. Nashua entered into a joint defense agreement with Katun and believes it is entitled to indemnification from Katun for monies owed as a result of any judgment rendered against it in this litigation as well as for any monies paid to Ricoh in settlement, provided that Katun has consented to the settlement. In April 2005, the Court entered summary judgment dismissing Ricoh’s claims for trademark infringement and unfair competition narrowing the scope of the suit. On August 2, 2005, the Court issued an opinion construing the disputed claim terms of the six patents-in-suit; granting Ricoh’s motion for partial summary judgment of infringement of U.S. Patent No. 6,075,963 (the ‘963 patent”); granting Ricoh’s motion for partial summary judgment of “no invalidity” with respect to claim 1 of the “963 patent” (this patent covers the lids on most of the bottles accused of infringing); and denying the defendants’ motion for partial summary judgment of invalidity with respect to claim 1 of the ‘963 patent. GPI filed a motion for reconsideration of certain aspects of the Court’s August 2 order, which the District Court denied on April 17, 2006. On September 2, 2005, Ricoh filed a motion for summary judgment dismissing the defendants’ remaining defenses on the ‘963 patent and a motion seeking to permanently enjoin the defendants from selling the Ricoh compatible toner bottles at issue. On October 17, 2005, the defendants filed an opposition to Ricoh’s motion for summary judgment and motion for a permanent injunction and are awaiting rulings from the District Court. On December 14, 2005, the defendants filed another motion for summary judgment of invalidity of the ‘963 patent. Ricoh has filed a memorandum in opposition. On May 19, 2006, the defendants jointly filed three additional motions for summary judgment of noninfringement and invalidity of the asserted Ricoh patents. On June 26, 2006, Ricoh filed oppositions to the defendants’ motions for summary judgment, as well as cross-motions for summary judgment. The defendants’ reply briefs and oppositions to Ricoh’s cross-motions for summary judgment were due on July 31, 2006. Discovery on the patent and trademark claims was completed in

4

early May 2006. Discovery on damages and willfulness issues has been bifurcated and will be addressed following completion of the liability phase of the litigation. Fact discovery on Katun and GPI’s antitrust counterclaims is ongoing. No trial date has been set. The following motions remain to be ruled on by Judge Walls: Ricoh’s Motion for Summary Judgment of Enforceability of the ‘963 Patent, Ricoh’s Motion for Summary Judgment of No Antitrust Liability, Defendant’s Motion for Summary Judgment on Invalidity of the Lid Patent (based on recent Federal Circuit case), Ricoh’s Motion for a Permanent Injunction, and Defendant’s Motion for Summary Judgment of Noninfringement of U.S. Patent Nos. 5,455,662 and 6,289,195, Defendants’ Motion for Partial Summary Judgment of Anticipation of the Lid Patent, Defendants’ Motion for Partial Summary Judgment of Invalidity of U.S. Patent No. 5,455,662, Ricoh’s Cross-Motion for Summary Judgment of Infringement of U.S. Patent No. 5,455,662 and 6,289,195, and Ricoh’s Cross-Motion for Summary Judgment of No Invalidity the Lid Patent and U.S. Patent No. 5,455,662. The parties have filed additional summary judgment briefing and all discovery on liability on patent and trademark issues has been completed. On May 3, 2007, the Court issued an order (a) finding the “lid” patent not invalid on two grounds asserted by the Defendants; and (b) denying Ricoh’s request for permanent injunction on grounds that all of the Defendants’ challenges to the validity of the lid patent have not yet been resolved. A pre-trial conference is scheduled for July 31, 2007.

2.	Champaign, Illinois — Explosion — On July 9, 2003, there was an explosion at 1401 Interstate Drive, Champaign, Illinois, which was the former Cerion Technologies location. The explosion occurred when employees of Huls Construction, Mr. Jean and Mr. Naylor, were performing demolition in a 5,000 sq. ft. area. The explosion allegedly occurred when the two men used a fire extinguisher to put out a fire that started when they cut a pipe with an acetylene torch. The State Fire Marshall believes the two men ignited aluminum dust that was in the duct work and filter unit. Claimants allege the aluminum dust was left behind by the most recent tenant and former Nashua subsidiary, Cerion Technologies Inc. The explosion and fire caused injuries to the two men with Mr. Jean subsequently dying from his injuries. In addition, significant property damage occurred. Nashua was notified by attorneys for Mr. Jean, Mr. Naylor, and the property insurance carrier, Selective Insurance Co., of claims against Nashua Corporation. A lawsuit has been filed on behalf of Mr. Jean naming Cerion Technologies as the defendant. On May 11, 2004, Nashua was named as a defendant in a suit relating to injuries caused in the explosion. Other defendants named were Cerion Technologies Liquidating Trust, Cerion Technologies, Inc., John L. Patenaude, David A. Peterson and Wayne H. Choe. Nashua immediately notified our G.L. carrier, Travelers, of the action. Sonnenschein, Nath & Rosenthal has been retained by Travelers to defend Nashua and Mr. Patenaude. A second suit naming Nashua Corporation as a defendant in a wrongful death action relating to the deceased individual, Mr. Jean, was received on June 7, 2004. Nashua does not believe it has responsibility in that the ownership of the building in question was transferred by Nashua to Cerion Technologies Inc. in 1996 and subsequently Cerion Liquidating Trust sold the building “as is, where is” to its current owner, Wayne Choe. The court has agreed to consolidate both cases during the discovery phase and has agreed to allow Mr. Choe to add additional defendants. Our attorneys believe the Company has strong legal defenses. Discovery and depositions continue. Once discovery is complete, the Company’s lawyers are considering filing motions for summary judgment requesting the removal of Nashua Corporation as a defendant in this case. On May 16, 2006, the complaint against John Patenaude was dismissed without prejudice. Counterclaims against Mr. Patenaude have also been dismissed. The court has issued the case management report. The trial is scheduled to commence on April 14, 2008.

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OTHER CLAIMS
1.	Workers’ Compensation

We have a number of lawsuits relating to Workers’ Compensation issues. The contingency for the lawsuits is included in the Company’s accrual for workers’ compensation.

6

SCHEDULE 9.8
SUBSIDIARIES

Subsidiary	Place of Incorporation

Nashua International, Inc.	Delaware, USA
Nashua FSC Limited (1)	Jamaica

(1)	In liquidation

Note:	Nashua Corporation owns a 37% interest in Cerion Liquidating Trust
Nashua Corporation owns a 35% interest in Tec-Print LLC

SCHEDULE 9.15
ENVIRONMENTAL MATTERS
1.	See Section entitled “Environmental Matters” on Schedule 9.6 “Litigation and Contingent Liabilities.”

2.	Merrimack, New Hampshire Property — Nashua Corporation has performed groundwater and soil remediation work in the vicinity of the old underground storage tanks. Monitoring continues and operations continue under a groundwater management plan. In 2000, there was a spill on the site, which has been cleaned up, but may require further remediation and cleanup. Estimated cost to complete the remediation is in a range between $302,000 — $506,000. The State has approved the remediation plan submitted by Nashua which has been commenced by Nashua. Active toluene remediation is estimated to continue past 2007. In addition, the Company is working with the EPA to resolve the remediation issue relative to PCBs found on the site. Our environmental consultants believe that remediation of PCBs will be limited to capping the PCB site and the issuance of a deed restriction for the location.

3.	Omaha, Nebraska Property — Nashua Corporation has performed remediation of tolulene at the Omaha, Nebraska plant site under the administrative order on consent between the Company and the EPA (Region 7). The clean up was accomplished through the use of a high vacuum dual phase remediation system, which has been removed from the site. The Company is currently working towards a formal site closure with the EPA. It appears that a monitored natural attenuation remedy will be the remedy of choice for the EPA with a more active and extensive monitoring program over the next five years. The estimated cost for completion ranges between $203,000 and $484,000.

SCHEDULE 9.16
REAL PROPERTY
Owned
1.	3838 South 108th Street, Omaha, NE 68144

2.	1 Rittenhouse Road, Jefferson City, TN 37760

3.	1925 Slate Road, Jefferson City, TN 37760
3rd Party Warehouses
1.	870 West Anderson Blvd., Greenfield, IN 46140 (Fasson)

2.	6545 Nova Drive, Davie, FL 33317 (Suncoast)

3.	917 Parkway Drive, Grand Prarie, TX (Pelhams)

4.	334 East Kent Ave South, #106, Vancouver, Canada (C-Pac of Canada)

5.	3049 Deacon Road, Dollard-des-Omeaux, Quebec, Canada (Rouleaux de Papier-Et)

6.	450 S. Lombard Road, Addison, IL 60101 (DSFI)

7.	2600 N. Ridge Drive, Kaukauna, WI (Precision Paper)
Leased
1.	11 Trafalgar Square, 2nd Fl., Nashua, NH 03063

Landlord:	Richard S. Ciummei, Trustee of 9 & 11 Trafalgar Square
c/o Robie Properties, LLC, 175 Andover St., Danvers, MA 01923
2.	250 S. Northwest Highway, Park Ridge, IL 60068

Landlord:	Park Ridge Building LLC
P.O. Box 549249
c/o 225 Wyman St., Waltham, MA 02454-9249, Attn: Real Estate Mgr.
3.	2440 East 38th Street, Los Angeles (Vernon), CA 90058

Landlord:	Rittenhouse California Limited Partnership
4.	118C Long Pond Road, Plymouth, MA 02360

Landlord:	Belridge Corporation
20 Mathewson Drive, Weymouth, MA 02189
5.	59 Daniel Webster Highway, Merrimack, NH 03054

Landlord:	Equity Industrial Partners Corp.
145 Rosemary Street, Suite E, Needham, MA 02494

SCHEDULE 9.16
REAL PROPERTY
(Page 2)
6.	4801 Executive Park Court, Bldg. 100, Jacksonville, FL 32216

Landlord:	Liberty Property Limited Partnership
4190 Belfort Road, Suite 160, Jacksonville, FL 32216-1407
7.	21 Commerce Drive, Cranbury, NJ

Landlord:	South Middlesex Associates, L.L.C.
520 U.S. Highway 22 East, P.O. Box 6872, Bridgewater, NJ 08807
8.	715 Bryant Street, Suite 202, San Francisco, CA 94107

Landlord:	Bay Limited Partnership
715 Bryant Street, Suite 202, San Francisco, CA 94107
9.	5501 Executive Center Drive, Charlotte, NC 28212 (sales office)

Landlord:	CB Richard Ellis
5500 Executive Center Drive, Suite 110, Charlotte, NC 28212
10.	22437 76th Avenue S, Kent, WA 98032 (Warehouse)

Landlord:	Park 76
1148 N. Central Avenue, Kent, WA 98121-2317

SCHEDULE 9.19
LABOR MATTERS
UNION CONTRACTS
Merrimack, New Hampshire Plant
1.	Agreement with the U.S.W. United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union Local No. 4-00270 dated June 2, 2006 (Expires April 5, 2009)

2.	Agreement with the International Brotherhood of Electrical Workers, Local No. 490 dated May 15, 2007 (Expires April 5, 2009)
Vernon, California Plant
1.	Agreement with the United Food and Commercial Workers, Local No. 770 dated March 6, 2005 (Expires March 5, 2008)
Omaha, Nebraska Plant
1.	Agreement with the United Steel Workers International Union, Local 11-309 effective January 1, 2006 (Expires March 31, 2012)

2.	Agreement with the United Steel Workers International Union, Local 11-1473 effective January 1, 2006 (Expires March 31, 2012)

SCHEDULE 10.7
DEBT
1.	Promissory note payable to Donald Copeland dated June 3, 2005 Balance due at 5/4/07 — $340,278 Interest rate 6.5%

2.	Indebtedness pursuant to that certain Amended and Restated Credit Agreement dated as of March 30, 2007 by and among the Borrower, LaSalle and the other lenders party thereto, which indebtedness is to remain outstanding under and be payable under this Agreement.

SCHEDULE 10.8
LIENS
See attached.

SEARCH RESULTS
NASHUA CORPORATION
1) Search Type: UCC Liens — Secretary of the Commonwealth of Massachusetts

					UCC-3
					AMENDMENT,
					RELEASE,
	SECURED		UCC FILE	DATE OF	ASSIGNMENT,
DEBTOR	PARTY	JURISDICTION	NUMBER	FILING	CONTINUATION	COLLATERAL
Nashua Corporation	LaSalle Bank National Association, as Agent	Commonwealth of Massachusetts	200213569350	07/24/2002	Amendment- restated collateral description, filed 3/31/2006, filing# 200646829980;	Substantially all assets & specified equipment.

					Continuation- filed 4/19/2007, filing # 200756225580.

Nashua Corporation	Safeco Credit Co. Inc.	Commonwealth of Massachusetts	200429556430	05/04/2004		One (1)1999 Yale Forklift, model ERP030TF, s/n B807N04006W

Nashua Corporation	Safeco Credit Co. Inc. or DBA SAFELINE Leasing	Commonwealth of Massachusetts	200429556700	05/04/2004		One (1)1999 Yale Forklift, model ERP030TF, s/n B807N04006W

Nashua Corporation	Konica Minolta Business Solutions U.S.A., Inc.	Commonwealth of Massachusetts	200430118210	05/25/2004		One (1) Minolta CF2002 Color Copier W/CF3102E Print Controller

Nashua Corporation	Citicorp Leasing, Inc.	Commonwealth of Massachusetts	200432163010	08/13/2004		One (1) used Kalmar Model # ET35 s/n 20597A, 188” Mast, 42” forks and sideshifter

					UCC-3
					AMENDMENT,
					RELEASE,
	SECURED		UCC FILE	DATE OF	ASSIGNMENT,
DEBTOR	PARTY	JURISDICTION	NUMBER	FILING	CONTINUATION	COLLATERAL
Nashua Corporation	Safeco Credit Co. Inc. or DBA SAFELINE Leasing	Commonwealth of Massachusetts	200434041370	10/29/2004		One(l) 1999 electric sit-down lift truck, model ERP030, s/n B807N04266W

Nashua Corporation	Safeco Credit Co. Inc. or DBA SAFELINE Leasing	Commonwealth of Massachusetts	200434041640	10/29/2004		One (1)1999 Yale Electric sit down rider lift truck, model ERP030TFN36SE082 s/n B807N03986W

Nashua Corporation	Safeco Credit Co. Inc. or DBA SAFELINE Leasing	Commonwealth of Massachusetts	200434041730	10/29/2004		One (1)1999 Yale Electric sit down rider lift truck, model ERP030TFN36SE082 s/n B807N03986W

Nashua Corporation	Safeco Credit Co. Inc. or DBA SAFELINE Leasing	Commonwealth of Massachusetts	200434128710	11/2/2004		One (1)1999 Yale Forklift, model GLC030BF, s/n A809N08476W

Nashua Corporation	Safeco Credit Co. Inc. or DBA SAFELINE Leasing	Commonwealth of Massachusetts	200434128800	11/2/2004		One (1)1999 Yale Forklift, model GLC030BF, s/n A809N08476W

SCHEDULE 10.10
DISPOSITIONS
NONE

SCHEDULE 10.20
INVESTMENTS
See Schedule 9.8.

SCHEDULE 14.3
ADDRESSES FOR NOTICES
NASHUA CORPORATION
11 Trafalgar Square, 2nd Floor
Nashua, NH 03063
Attention: John L. Patenaude, Vice President — Finance
Telephone: 603-880-2145
Fax: 603-880-2747
LASALLE BANK NATIONAL ASSOCIATION, as Agent, Issuing Bank and a Bank
Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance
135 South LaSalle Street
Chicago, Illinois 60603
Attention: John Pastore
Telephone: (312) 904-0745
Facsimile: (312) 904-1706
BANK OF AMERICA, as a Bank
Notices of Borrowing , Conversion and Continuation
115 Elm Street
Manchester, New Hampshire 03101
Attention: Ken Sheldon
Telephone: 603-647-7936
Facsimile: 603-647-7617
All Other Notices
115 Elm Street
Manchester, New Hampshire 03101
Attention: Ken Sheldon
Telephone: 603-647-7936
Facsimile: 603-647-7617

Exhibit A
Form of Revolving Loan Note
(see attached)

SECOND AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$14,000,000.00	Chicago, Illinois
May ___, 2007
     On or before the Termination Date, FOR VALUE RECEIVED, the undersigned (the “Company”) promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION (“Bank”) at the Agent’s office at 135 South LaSalle Street, Chicago, Illinois 60602, or such other place as the Agent may designate from time to time hereafter, the principal sum of Fourteen Million and 00/100 Dollars ($14,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank under the Revolving Loan Commitment pursuant to that certain Second Amended and Restated Credit Agreement dated of even date herewith, among the Company, Agent and the various financial institutions party thereto (herein, as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) as shown on a schedule attached hereto (and any continuation thereof) or in the Agent’s records. All capitalized terms used herein without definition shall have the same meanings ascribed to such terms in the Credit Agreement.
     This Note evidences certain Revolving Loans made from time to time to the Company by the Bank pursuant to the Credit Agreement, and the Company hereby promise to pay interest at the offices described above on the Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.
     Repayments of principal hereon, shall be recorded by the Agent on a schedule to this Note or recorded on the Agent’s books and records. The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so recorded on a schedule to this Note or recorded on the books and records of the Agent shall, absent demonstrable error be conclusive evidence of the amount of the Revolving Loans made by Bank to the Company and the interest and payments thereon.
     This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Security Agreement, the Reimbursement Agreement and the other Collateral Documents and this Note and the holder hereof is entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity on the terms set forth in the Credit Agreement. Voluntary prepayments may be made on this Note, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.
     All of Bank’s rights and remedies are cumulative and non-exclusive. The acceptance by Bank of any partial payment made hereunder after the time when such payments have become due and payable will not establish a custom, or waive any rights of Bank to enforce prompt payment thereof. Bank’s failure to require strict performance by the Company of any provision of this Note shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default shall not suspend, waive or affect any other Event of Default. The Company and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note. The Company further waives any and all notice or demand to which the Company might be entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).
     This Note constitutes a renewal, amendment and restatement of, and replacement and substitution for that certain Amended and Restated Revolving Credit Note dated March 30, 2006 executed by the Company in favor of Bank in the original principal amount of $17,500,000.00 (the “Prior Note”). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note.
     THE LOANS EVIDENCED HEREBY HAVE BEEN MADE, AND THIS NOTE HAS BEEN DELIVERED, AT CHICAGO, ILLINOIS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS. THE COMPANY (i) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (ii) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (iii) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THE COMPANY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (iv) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (v) AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST BANK OR ANY OF BANK’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS.
[signature page attached]

     IN WITNESS WHEREOF, this Second Amended and Restated Revolving Credit Note has been duly executed as of the day and year first written above.
NASHUA CORPORATION,
a Massachusetts corporation

By:
Name:
Title:

SCHEDULE TO NOTE DATED MAY __, 2007
(LaSalle)

Date and Amount
of Loan or of		Repayment of
Conversion from	Date and	or Conversion	Interest
another type of	Amount of	into another	Period/Unpaid	Principal	Notation
Loan	Loan	type of Loan	Maturity	Balance	Made By
1. BASE RATE LOANS

2. LIBOR LOANS

SECOND AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$14,000,000.00	Chicago, Illinois
May ___, 2007
     On or before the Termination Date, FOR VALUE RECEIVED, the undersigned (the “Company”) promises to pay to the order of Bank of America (“Bank”) at the principal office of LaSalle Bank National Association (the “Agent”) at 135 South LaSalle Street, Chicago, Illinois 60602, or such other place as the Agent may designate from time to time hereafter, the principal sum of Fourteen Million and 00/100 Dollars ($14,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank pursuant to that certain Second Amended and Restated Credit Agreement dated of even date herewith, among the Company, Agent and the various financial institutions party thereto (herein, as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) as shown on a schedule attached hereto (and any continuation thereof) or in the Agent’s records. All capitalized terms used herein without definition shall have the same meanings ascribed to such terms in the Credit Agreement.
     This Note evidences certain Revolving Loans made from time to time to the Company by the Bank pursuant to the Credit Agreement, and the Company hereby promises to pay interest at the offices described above on the Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.
     Repayments of principal hereon, shall be recorded by the Agent on a schedule to this Note or recorded on the Agent’s books and records. The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so recorded on a schedule to this Note or recorded on the books and records of the Agent shall, absent demonstrable error be conclusive evidence of the amount of the Revolving Loans made by Bank to the Company and the interest and payments thereon.
     This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Security Agreement, the Reimbursement Agreement and the other Collateral Documents and this Note and the holder hereof is entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity on the terms set forth in the Credit Agreement. Voluntary prepayments may be made on this Note, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.
     All of Bank’s rights and remedies are cumulative and non-exclusive. The acceptance by Bank of any partial payment made hereunder after the time when any of such payments have become due and payable will not establish a custom, or waive any rights of Bank to enforce prompt payment thereof. Bank’s failure to require strict performance by the Company of any provision of this Note shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default shall not suspend, waive or affect any other Event of Default. The Company and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note. The Company further waives any and all notice or demand to which the Company might be entitled with respect to this Note by virtue of any applicable statute or law.
     This Note constitutes a renewal, amendment and restatement of, and replacement and substitution for that certain Amended and Restated Revolving Credit Note dated March 30, 2006 executed by the Company in favor of Bank in the original principal amount of $17,500,000.00 (the “Prior Note”). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note.
     THE LOANS EVIDENCED HEREBY HAVE BEEN MADE, AND THIS NOTE HAS BEEN DELIVERED, AT CHICAGO, ILLINOIS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS. THE COMPANY (i) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (ii) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (iii) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THE COMPANY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (iv) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (v) AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST BANK OR ANY OF BANK’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS.
[signature page attached]

     IN WITNESS WHEREOF, this Second Amended and Restated Revolving Credit Note has been duly executed as of the day and year first written above.
NASHUA CORPORATION, a
Massachusetts corporation

By:
Name:
Title:

SCHEDULE TO NOTE DATED MAY __, 2007
(Bank of America)

Date and Amount
of Loan or of		Repayment of
Conversion from	Date and	or Conversion	Interest
another type of	Amount of	into another	Period/Unpaid	Principal	Notation
Loan	Loan	type of Loan	Maturity	Balance	Made By
1. BASE RATE LOANS

2. LIBOR LOANS

Exhibit B
Form of Term Loan Note
(see attached)

TERM LOAN NOTE

$5,000,000.00	Chicago, Illinois
May ___, 2007
     FOR VALUE RECEIVED, the undersigned (the “Company”) promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION (“Bank”) at the Agent’s office at 135 South LaSalle Street, Chicago, Illinois 60602, or such other place as the Agent may designate from time to time hereafter, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00), which amount is the principal amount of the Term Loan made by the Bank to the Borrower under and pursuant to that certain Second Amended and Restated Credit Agreement dated of even date herewith, among the Company, Agent and the various financial institutions party thereto (herein, as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), together with the interest computed on the actual number of days elapsed on the basis of a 360 day year) on the principal amount of the Term Loan outstanding from time to time as provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings ascribed to such terms in the Credit Agreement.
     The outstanding principal of this Term Loan Note, and all accrued interest thereon, shall be payable as provided in the Credit Agreement, and the outstanding principal balance of this Term Loan Note, and all accrued and unpaid interest thereon, shall be due and payable in full on the Term Loan Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.
     This Term Loan Note evidences the Term Loan incurred by the Borrower under and pursuant to the Credit Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Term Loan Maturity Date or any payment hereon may be accelerated. The holder of this Term Loan Note is entitled to all of the benefits and security provided for in the Credit Agreement.
     Principal and interest shall be paid to the Bank at its address set forth above, or at such other place as the holder of this Term Loan Note shall designate in writing to the Borrower. The Term Loan made by the Bank, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Bank and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Bank, shall be rebuttably presumptive evidence of the principal amount owing hereunder.
     Except for such notices as may be required under the terms of the Credit Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Term Loan Note, and assents to any extension or postponement of the time of payment or any other indulgence.

     The Term Loan evidenced hereby has been made and this Term Loan Note has been delivered at the Bank’s main office set forth above. This Term Loan Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its legal representatives, successors, and assigns. Wherever possible, each provision of the Credit Agreement and this Term Loan Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement or this Term Loan Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Term Loan Note. The term “Borrower” as used herein shall mean all parties signing this Term Loan Note, and each one of them, and all such parties, their respective successors and assigns, shall be jointly and severally obligated hereunder.
[signature page attached]

     IN WITNESS WHEREOF, this Term Loan Note has been duly executed as of the day and year first written above.
NASHUA CORPORATION, a
Massachusetts corporation

By:
Name:
Title:

TERM LOAN NOTE

$5,000,000.00	Chicago, Illinois
May ___, 2007
     FOR VALUE RECEIVED, the undersigned (the “Company”) promises to pay to the order of Bank of America (“Bank”) at the principal office of LaSalle Bank National Association (the “Agent”) at 135 South LaSalle Street, Chicago, Illinois 60602, or such other place as the Agent may designate from time to time hereafter on or before the Term Loan Maturity Date, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00), which amount is the principal amount of the Term Loan made by the Bank to the Borrower under and pursuant to that certain Second Amended and Restated Credit Agreement dated of even date herewith, among the Company, Agent and the various financial institutions party thereto (herein, as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), together with the interest computed on the actual number of days elapsed on the basis of a 360 day year) on the principal amount of the Term Loan outstanding from time to time as provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings ascribed to such terms in the Credit Agreement.
     The outstanding principal of this Term Loan Note, and all accrued interest thereon, shall be payable as provided in the Credit Agreement, and the outstanding principal balance of this Term Loan Note, and all accrued and unpaid interest thereon, shall be due and payable in full on the Term Loan Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.
     This Term Loan Note evidences the Term Loan incurred by the Borrower under and pursuant to the Credit Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Term Loan Maturity Date or any payment hereon may be accelerated. The holder of this Term Loan Note is entitled to all of the benefits and security provided for in the Credit Agreement.
     Principal and interest shall be paid to the Bank at its address set forth above, or at such other place as the holder of this Term Loan Note shall designate in writing to the Borrower. The Term Loan made by the Bank, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Bank and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Bank, shall be rebuttably presumptive evidence of the principal amount owing hereunder.
     Except for such notices as may be required under the terms of the Credit Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Term Loan Note, and assents to any extension or postponement of the time of payment or any other indulgence.

     The Term Loan evidenced hereby has been made and this Term Loan Note has been delivered at the Agent’s main office set forth above. This Term Loan Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its legal representatives, successors, and assigns. Wherever possible, each provision of the Credit Agreement and this Term Loan Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement or this Term Loan Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Term Loan Note. The term “Borrower” as used herein shall mean all parties signing this Term Loan Note, and each one of them, and all such parties, their respective successors and assigns, shall be jointly and severally obligated hereunder.
[signature page attached]

     IN WITNESS WHEREOF, this Term Loan Note has been duly executed as of the day and year first written above.
NASHUA CORPORATION, a
Massachusetts corporation

By:
Name:
Title:

Exhibit C
Form of Compliance Certificate
(see attached)

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Mr. John Pastore
LaSalle Bank
135 South LaSalle Street
Chicago, IL 60603
Dear John:
Please refer to the Second Amended and Restated Credit Agreement dated as of May 23, 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Nashua Corporation (the “Company”), various financial institutions and LaSalle Bank National Association, as Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
I.	Reports. Enclosed herewith is a copy of the [annual audited/monthly] report of the Company as at ______, ___ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations (subject to the absence of footnotes and to normal year-end adjustments) of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.	Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

A. Section 10.6.1- Minimum Fixed Charge Coverage Ratio

1. Consolidated Net Income	$

2. Plus: Interest Expense income tax expense depreciation amortization	$
$
$
$

3. Restructuring, nonrecurring, one-time charges mutually agreed upon	$

4. Non-cash expenses mutually agreed upon	$

5. Proforma adjustments mutually agreed upon for acquisitions	$

6. Total Adjusted EBITDA Sum of (1), (2), (3), (4) and (5)	$

7. Income taxes paid	$

8. Capital Expenditures	$

9. Sum of (7) and (8)	$

10. Remainder of (6) minus (9)	$

11. Interest expense paid	$

12. Required payments of Principal of Funded Debt (including regularly scheduled payments in respect of the term loans previously advanced to the Company by the Banks pursuant to the Existing Credit Agreement, limited to the last four quarterly principal payments, but excluding Revolving Loans)
$

13. Sum of (11) and (12)	$

14. Ratio of (10) to (13)	to 1

12. Minimum Required	1.5 to 1

B. Section 10.6.2 - Maximum Funded Debt to EBITDA Ratio

1. Funded Debt	$

2. Adjusted EBITDA (from Item A(6) above)	$

3. Ratio of (1) to (2)	to 1

4. Maximum allowed	to 1

C. Section 10.6.3- Capital Expenditures

1. Capital Expenditures for the Fiscal Year	$

2. Maximum Permitted Capital Expenditures		$8,000

III. Pricing Schedule Computation

Total Debt to EBITDA Ratio

1. Funded Debt	$

2. Adjusted EBITDA (from item A(6) above	$

3. Ratio of (1) to (2)	to 1
The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by its duly authorized officer on                     ,                     .

NASHUA CORPORATION

By
Title

Exhibit D
Form of Second Amended and Restated Security Agreement
(see attached)

SECOND AMENDED AND RESTATED SECURITY AGREEMENT
     THIS SECOND AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”) dated as of May ___, 2007, is entered into among NASHUA CORPORATION, a Massachusetts corporation (the “Company”) and the other entities which from time to time become parties hereto as debtors (collectively, including the Company, the “Debtors” and individually each a “Debtor”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association in its capacity as agent for the Lender Parties referred to below (in such capacity, the “Agent”).
     WHEREAS, the Company has entered into a Second Amended and Restated Credit Agreement dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) with various financial institutions and the Agent, pursuant to which such financial institutions have agreed to make loans to, and issue or participate in letters of credit for the account of the Company;
     WHEREAS, the Credit Agreement contemplates that any Restricted Subsidiary (as defined in the Credit Agreement) of the Company shall execute and deliver a guaranty (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”) of certain obligations of the Company, including all obligations of the Company under the Credit Agreement; and
     WHEREAS, the parties hereto agree that the security interest granted by Debtors hereunder shall be a continuation of the security interest granted by Debtors to Agent and the Lender Parties pursuant to that certain Amended and Restated Security Agreement by and between the Company and Agent in its capacity as agent for the Lender Parties dated as of March 30, 2006 (the “Original Security Agreement”).
     NOW, THEREFORE, for and in consideration of any loan, advance or other financial accommodation heretofore or hereafter made to the Company under or in connection with the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. When used herein, (i) all capitalized terms which are not otherwise defined which are defined in the Uniform Commercial Code of the State of Illinois as in effect from time to time (the “UCC”) shall have the respective meanings herein as such terms are defined in the UCC; and (ii) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):
     Account Debtor means the party who is obligated on or under any Account.
     Assignee Deposit Account — see Section 4.
     Collateral means, with respect to any Debtor, all property and rights of such Debtor in which a security interest is granted hereunder.

     Event of Default means the occurrence of any Event of Default (as defined in the Credit Agreement).
     Lender Party means each Bank under and as defined in the Credit Agreement and any Affiliate (as defined in the Credit Agreement) of such a Bank which is a party to a Hedging Agreement (as defined in the Credit Agreement) with the Company.
     Liabilities means, as to each Debtor, all obligations (monetary or otherwise) of such Debtor under the Credit Agreement, any Note (as defined in the Credit Agreement), any Guaranty, any other Loan Document (as defined in the Credit Agreement) or any other document or instrument executed in connection therewith and, in the case of the Company, all Hedging Obligations (as defined in the Credit Agreement) and Bank Product Obligations (as defined in the Credit Agreement) of the Company owed to any Lender Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
     2. Grant of Security Interest. As security for the payment of all Liabilities, each Debtor hereby assigns to the Agent for the benefit of the Lender Parties, and grants to the Agent for the benefit of the Lender Parties a continuing security interest in, the following personal property of such Debtor, whether now or hereafter existing or acquired:
     All of such Debtor’s:
(i)	Accounts;

(ii)	Inventory;

(iii)	Chattel Paper, Instruments and General Intangibles representing proceeds of, items (i) and (ii);

(iv)	Deposit Accounts;

(v)	All accessions, additions, attachments and improvements to, and substitutions and replacements of, any and all of the foregoing; and

(vi)	All proceeds and products of the foregoing and all insurance of the foregoing and proceeds thereof.
together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing including without limitation, all dividends, distributions and sums distributable or payable from, upon or in respect thereof.

     3. Warranties. Each Debtor warrants that:
     (i) no financing statement (other than any which may have been filed on behalf of the Agent or in connection with liens expressly permitted by the Credit Agreement or the Original Security Agreement (“Permitted Liens”)) covering any of the Collateral is on file in any public office;
     (ii) such Debtor is and will be the lawful owner of all Collateral, free of all liens and claims whatsoever, other than the security interest hereunder and Permitted Liens, with full power and authority to execute this Agreement and perform such Debtor’s obligations hereunder, and to subject the Collateral to the security interest hereunder;
     (iii) all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Debtor to the Agent or any Lender Party is and will be true and correct in all material respects as of the date furnished;
     (iv) such Debtor’s legal name and state of organization are as set forth on Schedule I hereto;
     (v) each other location where such Debtor maintains a place of business as of the date hereof is set forth on Schedule II hereto;
     (vi) except as set forth on Schedule III hereto, such Debtor is not now known and during the five years preceding the date hereof has not previously been known by any trade name;
     (vii) except as set forth on Schedule III hereto, during the five years preceding the date hereof such Debtor has not been known by any legal name different from the one set forth on the signature pages of this Agreement nor has such Debtor been the subject of any merger or other corporate reorganization;
     (viii) such Debtor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;
     (ix) the execution and delivery of this Agreement and the performance by such Debtor of its obligations hereunder are within such Debtor’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter, articles of incorporation or other organizational documents or agreements of such Debtor or of any material agreement, indenture, instrument or other document, or any material judgment, order or decree, which is binding upon such Debtor;

     (x) this Agreement is a legal, valid and binding obligation of such Debtor, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);
     (xi) such Debtor is in compliance with all material requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every governmental authority, the non-compliance with which would reasonably be expected to result in a Material Adverse Effect (as defined in the Credit Agreement); and
     (xii) Schedule V hereto contains a complete list of all Deposit Accounts (identified and listed by account number and depository institution) maintained by such Debtor as of the date hereof.
     4. Collections, etc. Until such time during the existence of an Event of Default as the Agent shall notify such Debtor of the revocation of such power and authority, each Debtor (i) may, in the ordinary course of its business, at its own expense, sell, lease or furnish under contracts of service any of the Inventory normally held by such Debtor for such purpose, use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Debtor for such purpose, and use, in the ordinary course of its business (but subject to the terms of the Credit Agreement), the cash proceeds of Collateral and other money which constitutes Collateral, (ii) will, at its own expense, endeavor to collect, as and when due, all amounts due under any of the Accounts, including the taking of such action with respect to such collection as the Agent may reasonably request or, in the absence of such request, as such Debtor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any Account, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Account. The Agent, however, may, at any time that an Event of Default exists, whether before or after any revocation of such power and authority or the maturity of any of the Liabilities, notify any parties obligated on any Accounts to make payment to the Agent of any amounts due or to become due thereunder and enforce collection of any of the Accounts by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon the request of the Agent during the existence of an Event of Default, each Debtor will, at its own expense, notify any or all parties obligated on any of the Accounts to make payment to the Agent, for the benefit of the Lender Parties of any amounts due or to become due thereunder.
     Upon request by the Agent during the existence of an Event of Default, each Debtor will forthwith, upon receipt, transmit and deliver to the Agent, in the form received, all cash, checks, drafts and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Agent) which may be received by each Debtor at any time in full or partial payment or otherwise as proceeds of any of the Collateral.

Except as the Agent may otherwise consent in writing, any such items which may be so received by any Debtor will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Agent until delivery is made to the Agent. Each Debtor will comply with the terms and conditions of any consent given by the Agent pursuant to the foregoing sentence.
     During the existence of an Event of Default, all items or amounts which are delivered by any Debtor to the Agent on account of partial or full payment or otherwise as proceeds of any of the Collateral shall be deposited to the credit of a deposit account (each an “Assignee Deposit Account”) of such Debtor with the Agent (or another financial institution selected by the Agent) over which the Agent has sole dominion and control, as security for payment of the Liabilities. No Debtor shall have any right to withdraw any funds deposited in the applicable Assignee Deposit Account. The Agent may, from time to time, in its discretion, and shall upon request of the applicable Debtor made not more than once in any week, apply all or any of the then balance, representing collected funds, in the Assignee Deposit Account toward payment of the Liabilities, whether or not then due, in such order of application as the Agent may determine, and the Agent may, from time to time, in its discretion, release all or any of such balance to the applicable Debtor.
     The Agent (or any designee of the Agent) is authorized to endorse, in the name of the applicable Debtor, any item, howsoever received by the Agent, representing any payment on or other proceeds of any of the Collateral.
     5. Certificates, Schedules and Reports. Each Debtor will from time to time, as the Agent may request, deliver to the Agent such schedules, certificates and reports respecting all or any of the Collateral at the time subject to the security interest hereunder, and the items or amounts received by such Debtor in full or partial payment of any of the Collateral, as the Agent may reasonably request. Any such schedule, certificate or report shall be executed by a duly authorized officer of such Debtor and shall be in such form and detail as the Agent may specify. Each Debtor shall immediately notify the Agent of the occurrence of any event causing any loss or depreciation in the value of its Inventory which is material to the Company and its Subsidiaries taken as a whole, and such notice shall specify the amount of such loss or depreciation.
     6. Agreements of the Debtors. Each Debtor:
     (i) authorizes the Agent to file any and all financing statements covering the Collateral or any part thereof as the Agent may reasonably require (and will pay the cost of filing or recording the same in all public offices reasonably deemed appropriate by the Agent) and do such other acts and things (including (a) delivery to the Agent of any Instruments or Certificated Securities which constitute Collateral or (b) executing control agreements related to any Deposit Accounts owned by such Debtor), all as the Agent may from time to time reasonably request, to establish and maintain a valid security interest in the Collateral (free of all other liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the payment of the Liabilities;

     (ii) will keep all its Inventory, and will not maintain any place of business at any location other than, its addresses shown on Schedules I and II hereto or at such other addresses of which such Debtor shall have given the Agent not less than thirty (30) days’ prior written notice;
     (iii) will keep its records concerning the Accounts in such a manner as will enable the Agent or its designees to determine at any time the status of the Accounts;
     (iv) will furnish the Agent such information concerning such Debtor, the Collateral and the Account Debtors as the Agent may from time to time reasonably request;
     (v) will permit the Agent and its designees, from time to time, on reasonable notice and at reasonable times and intervals during normal business hours (or at any time without notice during the existence of an Event of Default) to inspect such Debtor’s Inventory, and to inspect, audit and make copies of and extracts from all records and other papers in the possession of such Debtor pertaining to the Collateral and the Account Debtors, and will, upon request of the Agent during the existence of an Event of Default, deliver to the Agent all of such records and papers; it being agreed that all such inspections or audits by the Agent shall be at such Debtor’s expense, provided that so long as no Event of Default or Unmatured Event of Default (as defined in the Credit Agreement) exists, such Debtor shall not be required to reimburse the Agent for inspections, visits and appraisals or audits more frequently than once each fiscal year;
     (vi) will, upon request of the Agent, stamp on its records concerning the Collateral, and add on all Chattel Paper and Instruments constituting a portion of the Collateral (unless delivered to the Agent), a notation, in form satisfactory to the Agent, of the security interest of the Agent hereunder;
     (vii) except for the sale or lease of Inventory in the ordinary course of its business or as otherwise permitted under the Credit Agreement, will not sell, lease, assign or create or permit to exist any Lien on any Collateral other than Permitted Liens;
     (viii) without limiting the provisions of Section 10.3 of the Credit Agreement, will at all times keep all of its Inventory insured under policies maintained with reputable, financially sound insurance companies against loss, damage, theft and other risks to such extent as is customarily maintained by companies similarly situated, and cause all such policies to provide that loss thereunder shall be payable to the Agent as its interest may appear (it being understood that (a) so long as no Event of Default shall be existing, the Agent shall deliver any proceeds of such insurance which may be received by it to applicable Debtor and (b) whenever an Event of Default shall be existing, the Agent may apply any proceeds of such insurance which may be received by it toward payment of the Liabilities, whether or not due, in such order of application as the Agent may determine), and such policies or certificates thereof shall, if the Agent so requests, be deposited with or furnished to the Agent;

     (ix) will take such actions as are reasonably necessary to keep its Inventory in good repair and condition;
     (x) will take all steps reasonably necessary to protect, preserve and maintain all of its rights in the Collateral;
     (xi) except as listed on Schedule VI, will keep all of the tangible Collateral in the United States;
     (xii) unless otherwise delivered to the Agent, will ensure that all Collateral consisting of Chattel Paper and Instruments shall contain a legend acceptable to the Agent indicating that such Chattel Paper or Instrument is subject to the security interest of the Agent contemplated by this Agreement;
     (xiii) will reimburse the Agent for all expenses, including reasonable attorney’s fees and charges incurred by the Agent in seeking to collect or enforce any rights in respect of such Debtor’s Collateral;
     (xiv) will not change its legal name or transact business under any other tradename without first giving 30 days’ prior written notice of its intent to do so to the Agent;
     (xv) will promptly notify the Agent of any Deposit Account (other than as identified on Schedule V hereto) opened or maintained by such Debtor after the date hereof and shall submit to the Agent a supplement to Schedule V to reflect such additional accounts (provided that such Debtor’s failure to do so shall not impair the Agent’s security interest therein) and with respect to any Deposit Account maintained by a depository institution other than the Agent, and as a condition to the establishment and maintenance of any such Deposit Account, such Debtor, the depository institution and the Agent shall execute and deliver an account control agreement in form and substance satisfactory to the Agent which provides, among other things, for the depository institution’s agreement that it will comply with instructions originated by the Agent directing the disposition of the funds in the Deposit Account without further consent by such Debtor; and
     (xvi) agrees that LaSalle (as defined in the Credit Agreement), as depository of the Deposit Account(s) listed on Schedule V hereto, in its role as depository shall comply with all of Agent’s instructions with respect to such Deposit Account(s) including directions as to the disposition of funds therein, without further consent by any Debtor.
     Any expenses incurred in protecting, preserving or maintaining any Collateral shall be borne by applicable Debtor. Except for any damage caused by the willful misconduct or gross negligence of the Agent, the Agent shall have no obligation or liability regarding the Collateral or any thereof by reason of, or arising out of, this Agreement.

     7. Event of Default. Whenever an Event of Default shall be existing, the Agent may exercise from time to time any right or remedy available to it under applicable law. Each Debtor agrees, in case of Event of Default, to assemble, at its reasonable expense, all its Inventory at a place or places reasonably convenient to the Agent and such Debtor. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least ten (10) days before such disposition. The Agent has no obligation to prepare the Collateral for sale. The Agent may sell or dispose of the Collateral without giving any warranties as to the Collateral or any part thereof, including disclaimers of warranties of title or the like and each Debtor acknowledges and agrees that the absence of such warranties shall not render the disposition commercially unreasonable.
     8. Application of Proceeds. At such intervals as may be agreed upon (in writing) by the Debtor and the Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may apply all or any part of the proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Liabilities in such order as the Agent shall determine in its discretion. Any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Liabilities shall be paid over from time to time by the Agent to the applicable Debtor or to whomsoever may be lawfully entitled to receive the same. Any balance of such proceeds remaining after the Liabilities shall have been paid in full shall be paid over to the applicable Debtor or to whomsoever may be lawfully entitled to receive the same. In the absence of a specific determination by the Agent, the proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Liabilities shall be applied in the following order:
     FIRST, to the payment of all fees, costs, expenses and indemnities of the Agent (in its capacity as such), including reasonable attorney fees and charges, and any other Liabilities owing to the Agent in respect of sums advanced by the Agent to preserve the Collateral or to preserve its security interest in the Collateral, until paid in full;
     SECOND, to the payment of all fees, costs, expenses and indemnities of the Lender Parties, pro-rata, until paid in full;
     THIRD, to the payment of all of the Liabilities (including Bank Product Obligations and Hedging Obligations) consisting of accrued and unpaid interest owing to any Lender Party, pro-rata, until paid in full;
     FOURTH, to the payment of all Liabilities (including Bank Product Obligations and Hedging Obligations) consisting of principal owing to any Lender Party, pro-rata, until paid in full;
     FIFTH, to the payment of the Agent an amount equal to all Liabilities in respect of outstanding Letters of Credit to be held as cash collateral in respect of such obligations;
     SIXTH, to the payment of all other Liabilities owing to each Lender Party, pro-rata, until paid in full; and

     SEVENTH, to the payment of any remaining proceeds, if any, to whomever may be lawfully entitled to receive such amounts.
     9. General. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as any applicable Debtor requests in writing, but failure of the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by any Debtor, shall be deemed of itself a failure to exercise reasonable care in the custody or preservation of such Collateral.
     Any notice from the Agent to any Debtor, if mailed, shall be deemed given five (5) days after the date mailed, postage prepaid, addressed to such Debtor either at such Debtor’s address shown on Schedule I hereto or at such other address as such Debtor has specified in writing to the Agent as its address for notices hereunder.
     Each Debtor agrees to pay all expenses, including reasonable attorney’s fees and charges paid or incurred by the Agent or any Lender Party in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Agreement against such Debtor, and such obligations will themselves be Liabilities.
     No Lender Party shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral subject to this Agreement or for the execution of any trust or power hereof or for the appointment of a receiver, or for the enforcement of any other remedy under or upon this Agreement; it being understood and agreed that no one or more of the Lender Parties shall have any right in any manner whatsoever to affect, disturb or prejudice the lien and security interest of this Agreement by its or their action or to enforce any right hereunder, and that all proceedings at law or in equity shall be instituted, had and maintained by the Agent in the manner herein provided for the benefit of the Lender Parties.
     No delay on the part of the Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.
     In acting under or by virtue of this Agreement, the Agent shall be entitled to all the rights, authority, privileges and immunities provided in Section 13 of the Credit Agreement, all of which provisions of said Section 13 are incorporated by reference herein with the same force and effect as if set forth herein in their entirety. The Agent hereby disclaims any representation or warranty to the Lender Parties concerning the perfection of the security interest granted hereunder or in the value of any of the Collateral.
     This Agreement shall remain in full force and effect until all Liabilities other than (i) inchoate indemnification obligations or (ii) any Bank Product Obligations (other than Bank Product Obligations in connection with Hedging Agreements (as defined in the Credit Agreement)) have been paid in full and all Commitments (as defined in the Credit Agreement)

have terminated. If at any time all or any part of any payment theretofore applied by the Agent or any Lender Party to any of the Liabilities is or must be rescinded or returned by the Agent or such Lender Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of any Debtor), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or such Lender Party, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or such Lender Party had not been made.
     This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state without regard to principles of conflicts of laws. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     The rights and privileges of the Agent hereunder shall inure to the benefit of its successors and assigns.
     This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Agent a counterpart of this Agreement together with supplements to the Schedules hereto setting forth all relevant information with respect to such party as of the date of such delivery. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.
     ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH DEBTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH DEBTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH ON SCHEDULE I HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE AGENT AS ITS ADDRESS FOR NOTICES

HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH DEBTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
EACH OF EACH DEBTOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH LENDER PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EXCEPT AS PROHIBITED BY LAW, EACH DEBTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES EACH DEBTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT, ANY BANK OR ANY OTHER LENDER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY OTHER LENDER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR AGENT AND THE LENDER PARTIES TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS.
     Each Debtor agrees and confirms that nothing in this Agreement shall be construed to release, cancel, terminate or otherwise adversely affect all or any part of any lien or other encumbrance granted with respect to the Original Security Agreement and such security shall continue to secure the Liabilities, and the parties hereto agree that, except as provided in this section, the Original Security Agreement is superceded by this Agreement and shall have no further force and effect.
[signature page attached]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

DEBTOR:

NASHUA CORPORATION

By:
Name:

Title:

AGENT:

LASALLE BANK NATIONAL ASSOCIATION, as Agent

By:

Name:

Title:

[signature page continues on following page]

Signature page for the Amended and Restated Security Agreement dated as of May ___, 2007 among Nashua Corporation, various other parties and LaSalle Bank National Association as agent for the Lender Parties referred to herein.

The undersigned is executing a counterpart hereof for purposes of becoming a party hereto (and attached to this signature page are supplements to the Schedules to the Amended and Restated Security Agreement setting froth all relevant information with respect to the undersigned):

[ADDITIONAL DEBTOR]

By:
Name:

Title:

SCHEDULE I
TO SECURITY AGREEMENT
NAME AND JURISDICTION OF ORGANIZATION
Nashua Corporation
Commonwealth of Massachusetts

SCHEDULE II
TO SECURITY AGREEMENT
LOCATIONS WHERE NASHUA MAINTAINS A PLACE OF BUSINESS
Owned
1.	3838 South 108th Street, Omaha, NE 68144

2.	1 Rittenhouse Road, Jefferson City, TN 37760

3.	1925 Slate Road, Jefferson City, TN 37760
3rd Party Warehouses
1.	870 West Anderson Blvd., Greenfield, IN 46140

2.	6545 Nova Drive, Davie, FL 33317 (Suncoast)

3.	917 Parkway Drive, Grand Prarie, TX (Pelhams)

4.	450 S. Lombard Road, Addison, IL 60101 (DSFI)

5.	2600 N. Ridge Drive, Kaukauna, WI (Precision Paper)

6.	334 East Kent Ave South, #106, Vancouver, Canada (C-Pac of Canada)

7.	3049 Deacon Road, Dollard-des-Omeaux, Quebec, Canada (Rouleaux de Papier-Et)
Leased
1.	11 Trafalgar Square, 2nd Fl., Nashua, NH 03063

2.	59 Daniel Webster Highway, Merrimack, NH 03054

3.	250 S. Northwest Highway, Park Ridge, IL 60068

4.	2440 East 38th Street, Los Angeles (Vernon), CA 90058

5.	21 Commerce Drive, Cranbury, NJ

6.	4801 Executive Park Court, Bldg. 100, Jacksonville, FL 32216

7.	118C Long Pond Road, Plymouth, MA 02360

8.	22437 76th Avenue S, Kent, WA 98032 (Warehouse)

9.	715 Bryant Street, Suite 202, San Francisco, CA 94107 (small art design office)

10.	5501 Executive Center Drive, Charlotte, NC 28212 (sales office)

SCHEDULE III
TO SECURITY AGREEMENT
TRADE NAMES, PRIOR LEGAL NAMES, ETC.
     Trade Names
Nashua Corporation
Nashua
Nashua Label Products
Nashua Specialty Coated Products
Rittenhouse Paper Company
     Prior Legal Names
Nashua MA Corporation
Rittenhouse LLC

SCHEDULE V
TO SECURITY AGREEMENT
DEPOSIT ACCOUNTS

Depository	Account Number

Bank of America

Nashua Corporation - Operating Account	xxxxxxxxx367
Nashua Corporation - Clearing Account	xxxxxxxxx971
ISD (Toner) Lockbox #xxxxx	xxxxxxxxx463
SPPD Lockbox #xxxxx	xxxxxxxxx471
Label Lockbox #xxxxx	xxxxxxxxx498
CIS Lockbox	xxxxxxxxx591

LaSalle Bank

Operating Account	xxxxxxx917
Payroll Account	xxxxxxx022
Nashua Lockbox #xxxx	xxxxxxx482
Corporate A/P	xxxxxxx475
SPPD A/P	xxxxxxx491
Converted A/P	xxxxxxx517

ABN AMRO Bank Canada

Nashua International, Inc.	xxxxxxxxx871

Scotia Canada (Toronto)	xxxxxxxxx216

Security National Bank of Omaha	xxxx573

SCHEDULE VI
TO SECURITY AGREEMENT
COLLATERAL NOT LOCATED IN THE UNITED STATES

	Location	Inventory Value at 5/4/07
1.	C-Pac of Canada	$26,504
	334 East Kent Ave. South, #106 Vancouver, Canada

2.	Rouleaux de Papier-Et	$0
	3049 Deacon Road, Dollard-des-Omeaux Quebec, Canada

Exhibit E
Form of Borrowing Base Certificate
(see attached)

FORM OF BORROWING BASE CERTIFICATE

To:	LaSalle Bank National Association, as Agent 135 S. LaSalle Street Chicago, Illinois 60603
Ladies and Gentlemen:
     Please refer to the Second Amended and Restated Credit Agreement dated as of May ___, 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Nashua Corporation (the “Company”), various financial institutions and LaSalle Bank National Association, as Agent. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
     The Company hereby certifies and warrants to the Agent and the Banks that at the close of business on                     ,            (the “Calculation Date”), the Borrowing Base was $                    , computed as set forth on the schedule attached hereto.
     IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                     ,           .

NASHUA CORPORATION

By:
Name:

Title:

SCHEDULE TO BORROWING BASE CERTIFICATE
Dated as of [                    ]

1.	Gross Accounts Receivable			$

2.	Less Ineligibles

-	Agent’s Lien Not Perfected	$

-	Subject to other Lien	$

-	Subject to Offset, etc.	$

-	Account Debtor not in U.S.	$

-	Sale on Approval, Sale or Return, Bill and Hold or Consignment	$

-	Over 90 days past due date		$

-	Affiliate Receivables	$

-	Other		$

-	Total $

3.	Eligible Accounts Receivable [Item 1 minus Item 2]			$

4.	Item 3 times 80%			$

5.	Gross Inventory			$

6.	Less Ineligibles
-	Agent’s Lien Not Perfected	$

-	Subject to other Lien	$

-	Not Salable	$

-	Located off-site and no Collateral Access Agreement		$

-	Not located in U.S.	$

-	Other		$

-	Total $

7.	Eligible Inventory [Item 5 minus Item 6]			$

8.	Item 7 times 50%			$

9.	Borrowing Base [Item 4 plus Item 8]			$

10.	Lesser of Item 9 and the Revolving Commitment Amount	$

11.	Revolving Qutstandings	$

12.	Net Availability [Excess of Item 10 over Item 11]	$

13.	Required Prepayment [Excess of item 11 over Item 10]	$

Exhibit F
Form of Guaranty
(see attached)

GUARANTY
     THIS GUARANTY dated as of ______ ___, 200___ is executed in favor of LASALLE BANK NATIONAL ASSOCIATION and the Lender Parties referred to below.
W I T N E S S E T H:
     WHEREAS, Nashua Corporation, a Massachusetts corporation (the “Company”) has entered into that certain Second Amended and Restated Credit Agreement dated May 23, 2007 (as the same may be amended, restated, replaced or otherwise modified from time to time, the “Credit Agreement”; terms used but not defined herein are used as defined in the Credit Agreement) with various financial institutions and LaSalle Bank National Association, as agent (in its capacity as agent, together with any successor in such capacity, the “Agent”); pursuant to which such financial institutions have agreed to make loans to, and issue or participate in letters of credit for the account of, the Company; and
     WHEREAS, each of the undersigned will benefit from the making of loans and issuance of letters of credit pursuant to the Credit Agreement and is willing to guaranty the Liabilities (as defined below) as hereinafter set forth;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby, jointly and severally unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations (monetary or otherwise) of the Company to each of the Agent and each Lender Party (as defined below) under or in connection with the Credit Agreement, the Notes, any other Loan Document and any other document or instrument executed in connection therewith and all Hedging Obligations of the Company to any Lender Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (all such obligations being herein collectively called the “Liabilities”); provided that the liability of each of the undersigned hereunder shall be limited to the maximum amount of the Liabilities which such undersigned may guaranty without violating any fraudulent conveyance or fraudulent transfer law (plus all costs and expenses paid or incurred by the Agent or any Lender Party in enforcing this Guaranty against such undersigned). As used herein, “Lender Party” means each Bank under and as defined in the Credit Agreement and any Affiliate of such a Bank which is a party to a Hedging Agreement with the Company.
     Each of the undersigned agrees that if any Event of Default shall occur and be continuing under Section 12.1.3 of the Credit Agreement, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, such undersigned will pay to the Agent for the account of the Lender Parties forthwith the full amount which would be payable hereunder by such undersigned if all Liabilities were then due and payable.
     To secure all obligations of each of the undersigned hereunder, each of the undersigned agrees that the Agent and each Lender Party shall have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each of the undersigned hereby grants to each Lender Party, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Agent and each Lender Party, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent, any Lender Party or any entity under the control of any Affiliate or parent thereof and its successors and assigns or in transit to any of them. At any time after an Event of Default or upon notice of issue of any legal process by which process any of the undersigned’s assets in the possession or control of the Agent or any Lender Party may be trusteed, attached or levied upon, without demand or notice (any such notice being expressly waived by each of the undersigned), Lender Party may setoff the same or any part thereof and apply the same to any liability or obligation of Company, any Guarantor or any of the undersigned even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR ANY LENDER PARTY TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY OF THE UNDERSIGNED OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     This Guaranty shall in all respects be a continuing, irrevocable, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution any of the undersigned or that at any time or from time to time no Liabilities are outstanding) until all Commitments have terminated and all Liabilities have been paid in full.
     The undersigned further agree that if at any time all or any part of any payment theretofore applied by the Agent or any Lender Party to any of the Liabilities is or must be rescinded or returned by the Agent or such Lender Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Company or any of the undersigned), such Liabilities shall, for the purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or such Lender Party, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or such Lender Party had not been made.
     The Agent or any Lender Party may, from time to time, at its sole discretion and without notice to the undersigned (or any of them), take any or all of the following actions: (a) retain or obtain a security interest in any property to secure any of the Liabilities or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Liabilities, (c) extend or renew any of the Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any of the undersigned hereunder or any. obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to the undersigned (or any of them) for payment of any of the Liabilities when due, whether or not the Agent or such Lender Party shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Liabilities.
     Each of the undersigned hereby expressly waives: (a) notice of the acceptance by the Agent or any Lender Party of this Guaranty, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon any Liabilities or any security for or guaranty of any Liabilities.
     Notwithstanding any payment made by or for the account of any of the undersigned pursuant to this Guaranty, the undersigned shall not be subrogated to any right of the Agent or any Lender Party until such time as the Agent and the Lender Parties shall have received final payment in cash of the full amount of all Liabilities.
     Each of the undersigned further agrees to pay all reasonable expenses (including the reasonable attorneys’ fees and charges) paid or incurred by the Agent or any Lender Party in endeavoring to collect the Liabilities of such undersigned, or any part thereof; and in enforcing this Guaranty against such undersigned.
     The creation or existence from time to time of additional Liabilities to the Agent or the Lender Parties or any of them is hereby authorized, without notice to the undersigned (or any of them), and shall in no way affect or impair the rights of the Agent or the Lender Parties or the obligations of the undersigned under this Guaranty, including each of the undersigned’s guaranty of such additional Liabilities.
     The Agent and any Lender Party may from time to time without notice to the undersigned (or any of them), assign or transfer any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this Guaranty, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were an original Lender Party.
     No delay on the part of the Agent or any Lender Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Lender Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any provision of this Guaranty be binding upon the Agent or the Lender Parties, except as expressly set forth in a writing duly signed and delivered on behalf of the Agent. No action of the Agent or any Lender Party permitted hereunder shall in any way affect or impair the rights of the Agent or any Lender Party or the obligations of the undersigned under this Guaranty. For purposes of this Guaranty, Liabilities shall include all obligations of the Company to the Agent or any Lender Party arising under or in connection with the Credit Agreement, any Note, any other Loan Document or any other document or instrument executed in connection therewith and all Hedging Obligations of the Company to any Lender Party, in each case notwithstanding any right or power of the

Company or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of any of the undersigned hereunder.
     Pursuant to the Credit Agreement, (a) this Guaranty has been delivered to the Agent and (b) the Agent has been authorized to enforce this Guaranty on behalf of itself and each of the Lender Parties. All payments by the undersigned pursuant to this Guaranty shall be made to the Agent for the benefit of the Lender Parties.
     This Guaranty shall be binding upon the undersigned and the successors and assigns of the undersigned; and to the extent that the Company or any of the undersigned is either a partnership or a corporation, all references herein to the Company and to the undersigned, respectively, shall be deemed to include any successor or successors, whether immediate or remote, to such partnership or corporation. The term “undersigned” as used herein shall mean all parties executing this Guaranty and each of them, and all such parties shall be jointly and severally obligated hereunder.
     This Guaranty shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be fully performed in such State. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
     This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Guaranty. At any time after the date of this Guaranty, one or more additional Persons may become parties hereto by executing and delivering to the Agent a counterpart of this Guaranty. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all of the terms of, this Guaranty.
     This Guaranty may be secured by one or more security agreements, pledge agreements, mortgages, deeds of trust or other similar documents.
     ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF’ ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE UNDERSIGNED HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF

ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF THE UNDERSIGNED FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH OPPOSITE ITS SIGNATURE HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE AGENT AS ITS ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH OF THE UNDERSIGNED HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     EACH OF THE UNDERSIGNED, AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OF THE AGENT AND EACH LENDER PARTY, HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EXCEPT AS PROHIBITED BY LAW, EACH OF THE UNDERSIGNED AND THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE UNDERSIGNED CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT, ANY BANK OR ANY OTHER LENDER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT, ANY BANK OR ANY OTHER LENDER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR AGENT AND THE BANKS TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS.
[signature page attached]

     IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered as of the day and year first above written.

[NAME OF GUARANTOR]

WITNESS:

By:
Name:	Name:

Title:

Address:

Attention:

Guaranty

Signature page for the Guaranty dated as of ______ ___, 20___ among                      and LaSalle Bank National Association, as agent for the Lender Parties referred to in such Guaranty.
The undersigned is executing a counterpart hereof for purposes of becoming a party hereto:

[NAME OF ADDITIONAL GUARANTOR]

WITNESS:

By:
Name:	Name:

Title:

Address:

Attention:

Guaranty

Exhibit G
Form of LaSalle Master Letter of Credit Agreement
(see attached)

MASTER LETTER OF CREDIT AGREEMENT
Dated as of May __, 2007
THIS MASTER LETTER OF CREDIT AGREEMENT (this “Agreement”) is issued by the undersigned applicant (the “Applicant”) in favor of LaSalle Bank National Association (together with its affiliates as set forth in Section 11.8, the “Bank”).
The Applicant may from time to time request that the Bank issue letters of credit for the account of the Applicant. The Applicant agrees that, except as provided below, any such letter of credit shall be subject to the terms and provisions of this Agreement, and the Applicant further agrees with and for the benefit of the Bank as follows:
SECTION 1 CERTAIN DEFINITIONS. When used herein the following terms shall have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):
Application means, at any time, an application (which shall be in writing, including by facsimile, or made by electronic transmission) for a letter of credit to be issued by the Bank, specifying (a) the requested issuance date, the amount, the beneficiary and the expiration date of such letter of credit, (b) the documentary requirements for drawing thereunder and (c) such other information as the Bank may reasonably request.
Business Day means any day on which the Bank is open for commercial banking business at its principal office in Chicago, Illinois.
Event of Default means any of the events described in Section 9.1.
Item means any draft, order, instrument, demand or other document drawn or presented, or to be drawn or presented, under any Letter of Credit.
ISP means at any time the most recent International Standby Practices issued by the Institute for International Banking Law & Practice, Inc.
Letter of Credit means any letter of credit issued (including any letter of credit issued prior to the date hereof) by the Bank for the account of the Applicant (including any letter of credit issued jointly for the account of the Applicant and any other Person), in each case as amended or otherwise modified from time to time, but excluding any letter of credit that is issued pursuant to an Application which expressly provides that such letter of credit is not issued pursuant to this Agreement. A letter of credit issued by the Bank pursuant to an Application from the Applicant (either individually or together with any other Person) shall be a Letter of Credit hereunder even if another Person is named as the “Applicant” or “Account Party” in such letter of credit.
Liabilities means all obligations of the Applicant to the Bank and its successors and assigns, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, arising out of or in connection with this Agreement, any Letter of Credit, any Application or any instrument or document delivered in connection herewith or therewith.
Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
Prime Rate means the rate per annum established by the Bank from time to time as its “Prime Rate” for commercial customers. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.
UCC means at any time the Uniform Commercial Code as in effect in the State of Illinois.
UCP means at any time the most recent Uniform Customs and Practice for Documentary Credits issued by the International Chamber of Commerce.
Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.
SECTION 2 LETTER OF CREDIT PROCEDURES.
2.1 Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank may from time to time, in its sole and complete discretion, issue Letters of Credit for the account of the Applicant; provided that the terms and provisions of each Letter of Credit and the Application therefor shall be satisfactory to the Bank in its discretion.
2.2 Applications. Not later than three Business Days prior to the date of the proposed issuance of a Letter of Credit (or such later date as the Bank shall agree), the Applicant shall deliver an Application for such Letter of Credit to the Bank. An Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Bank, by personal delivery or by any other means acceptable to the Bank.
2.3 Form of Letters of Credit. (a) The Applicant authorizes the Bank to set forth the terms of each Application in the Letter of Credit corresponding to such Application (and in any amendment thereto) in such language as the Bank deems appropriate, with such variations from such terms as the Bank may in its discretion determine to be necessary (which determination shall be conclusive) and not materially inconsistent with such Application. The Bank may, but shall not be obligated to, request the Applicant to review the form of a Letter of Credit prior to issuance thereof, in which case the Applicant shall be deemed to have approved the form of such Letter of Credit. With respect to any other Letter of Credit, the Applicant agrees that such Letter of Credit shall be conclusively presumed to be in proper form unless the Applicant notifies the Bank in writing of any inconsistency in such Letter of Credit within three Business Days of its issuance. Upon receipt of timely notice of any discrepancy in any Letter of Credit, the Bank will endeavor to obtain the consent of the beneficiary and any confirming bank for an appropriate modification to such Letter of Credit; provided that the Bank shall have no liability or responsibility for its failure to obtain such consent.
(b) The Applicant accepts the risk that a Letter of Credit will be interpreted or applied other than as intended by the Applicant to the extent such Letter of Credit (i) permits presentation at a place other than the place of issuance, (ii) permits application of laws or practice rules with which the Applicant is unfamiliar, (iii) includes ambiguous, inconsistent or impossible requirements, (iv) requires termination or reduction against a presentation made by the Applicant rather than the beneficiary or (v) fails to incorporate appropriate letter of credit practices rules.
2.4 Representations and Warranties. The delivery of each Application shall automatically constitute a representation and warranty by the Applicant to the Bank to the effect that on the requested date of issuance of such Letter of Credit, (a) the representations and warranties of the Applicant set forth in Section 4 shall be true and correct as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result from such issuance.
SECTION 3 REIMBURSEMENT OBLIGATIONS; RESPONSIBILITIES, ETC.
3.1 Reimbursement Obligations. The Applicant hereby agrees to reimburse the Bank forthwith upon demand in an amount equal to any payment or disbursement made by the Bank under any Letter of Credit or any time draft issued pursuant thereto, together with interest on the amount so paid or disbursed by the Bank from and including the date of payment or disbursement to but not including the date the Bank is reimbursed by the Applicant at a rate per annum equal to the Prime Rate from time to time in effect plus 2% (or, if less, the maximum rate permitted by applicable law). The obligation of the Applicant to reimburse the Bank under this Section 3 for payments and disbursements made by the Bank under any Letter of Credit or any time draft issued pursuant thereto shall be absolute and unconditional under any and all circumstances, including, without limitation, the following:
(a)	any failure of any Item presented under such Letter of Credit to strictly comply with the terms of such Letter of Credit;

(b)	the legality, validity, regularity or enforceability of such Letter of Credit or of any Item presented thereunder;

(c)	any defense based on the identity of the transferee of such Letter of Credit or the sufficiency of the transfer if such Letter of Credit is transferable;

(d)	the existence of any claim, set-off, defense or other right that the Applicant may have at any time against any beneficiary or transferee of such Letter of Credit, the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

(e)	any Item presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(f)	honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(g)	waiver by the Bank of any requirement that exists for the Bank’s protection and not the protection of the Applicant or any waiver by the Bank which does not in fact materially prejudice the Applicant;

(h)	any payment made by the Bank in respect of an Item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if payment after such date is authorized by the ISP, the UCC or the UCP, as applicable; or

(i)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;
provided that the Applicant shall not be obligated to reimburse the Bank for any wrongful payment or disbursement made by the Bank under any Letter of Credit as a result of any act or omission constituting gross negligence or willful misconduct on the part of the Bank.
3.2 Discrepancies. (a) The Applicant agrees that it will promptly examine any and all instruments and documents delivered to it from time to time in connection with any Letter of Credit, and if the Applicant has any claim of non-compliance with its instructions or of discrepancies or other irregularity, the Applicant will immediately (and, in any event, within three Business Days) notify the Bank thereof in writing, and the Applicant shall be deemed to have waived any claim against the Bank unless such notice is given within such time period. Without limiting the foregoing, if the Bank makes any payment or disbursement under a Letter of Credit and the Applicant does not send a notice to the Bank within three Business Days objecting to such payment or disbursement and specifying in reasonable detail the discrepancy or irregularity which is the basis for such objection, then the Applicant shall be precluded from making any objection to the Bank’s honor of the presentation with respect to which such payment or disbursement was made (but shall not be precluded from asserting any objection to any different presentation under the same or a different Letter of Credit).
(b) The Applicant’s acceptance or retention of any documents presented under or in connection with a Letter of Credit (including originals or copies of documents sent directly to the Applicant) or of any property for which payment is supported by a Letter of Credit shall ratify the Bank’s honor of the documents and absolutely preclude the Applicant from raising a defense or claim with respect to the Bank’s honor of the relevant presentation.
3.3 Documents. Unless specified to the contrary in the relevant Application, the Applicant agrees that the Bank and its correspondents: (a) may accept as complying with the applicable Letter of Credit any Item drawn, issued or presented under such Letter of Credit which is issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party identified in such Letter of Credit as the party permitted to draw, issue or present such Item; and (b) may in its or their discretion, but shall not be obligated to, accept or honor (i) any Item which substantially complies with the terms of the applicable Letter of Credit; (ii) any Item which substantially complies under the laws, rules, regulations and general banking or trade customs and usages of the place of presentation, negotiation or payment; (iii) drafts which fail to bear any or adequate reference to the applicable Letter of Credit; (iv) any Item presented to the Bank after the stated expiration date of a Letter of Credit but within any applicable time period during which such Letter of Credit may be honored in accordance with the UCP, the UCC and/or the ISP, as applicable (and, in any event, any Item presented to the Bank on the Business Day immediately following the stated expiration date of any Letter of Credit, if such stated expiration date falls on a day which is not a Business Day); or (v) any Item which substantially complies with the requirements of the UCP, the UCC and/or the ISP, as applicable. In determining whether to pay under any Letter of Credit, the Bank shall have no obligation to the Applicant or any other Person except to confirm that the Items required to be delivered under such Letter of Credit appear to have been delivered and appear on their face to substantially comply with the requirements of such Letter of Credit. For purposes of the foregoing, an Item “substantially complies” unless there are discrepancies in the presentation which appear to be substantial and which reflect corresponding defects in the beneficiary’s performance in the underlying transaction. A discrepancy is not substantial if it is unrelated or immaterial to the nature or amount of the Applicant’s loss. For example, documents honored by the Bank that do not comply with the timing requirements of the Letter of Credit for presenting or dating any required beneficiary statement nonetheless substantially comply if those timing requirements are not material in determining whether the underlying agreement has been substantially performed or violated.
3.4 Exculpation. In addition to the exculpatory provisions contained in the UCP, the UCC and/or the ISP, as applicable, the Bank and its correspondents shall not be responsible for, and the Applicant’s obligation to reimburse the Bank shall not be affected by, (a) compliance with any law, custom or regulation in effect in the country of issuance, presentation, negotiation or payment of any Letter of Credit, (b) any refusal by the Bank to honor any Item because of an applicable law, regulation or ruling of any governmental agency, whether now or hereafter in effect, (c) any action or inaction required or permitted under the UCC, the UCP, the ISP or the United Nations Convention on Independent Guarantees and Stand-by Letters of Credit, in each case as applicable, or (d) any act or the failure to act of any agent or correspondent of the Bank, including, without limitation, failure of any such agent or correspondent to pay any Item because of any law, decree, regulation, ruling or interpretation of any governmental agency.
3.5 Risks. The Applicant assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit (it being understood that such assumption is not intended to, and shall not, preclude the Applicant from pursuing any right or remedy it may have against any such beneficiary or transferee). The Applicant further agrees that any action or omission by the Bank under or in connection with any Letter of Credit or any related Item, document or property shall, unless in breach of good faith, be binding on the Applicant and shall not put the Bank under any resulting liability to the Applicant. Without limiting the foregoing, the Applicant agrees that in no event shall the Bank be liable for incidental, consequential, punitive, exemplary or special damages.
3.6 Limitation on Bank’s Obligations. Without limiting any other provision herein, the Bank is expressly authorized and directed to honor any request for payment which is made under and in compliance with the terms of any Letter of Credit without regard to, and without any duty on the part of the Bank to inquire into, the existence of any dispute or controversy between any of the Applicant, the beneficiary of any Letter of Credit or any other Person, or the respective rights, duties or liabilities of any of them, or whether any facts represented in any Item presented under a Letter of Credit are true or correct. Furthermore, the Applicant agrees that the Bank’s obligation to the Applicant shall be limited to honoring requests for payment made under and in compliance with the terms of any Letter of Credit, and the Bank’s obligation remains so limited even if the Bank may have prepared or assisted in the preparation of the wording of any Letter of Credit or any Item required to be presented thereunder or the Bank may otherwise be aware of the underlying transaction giving rise to any Letter of Credit.
3.7 Automatic Renewal of Letters of Credit. IF ANY LETTER OF CREDIT CONTAINS ANY PROVISION FOR AUTOMATIC RENEWAL, THE APPLICANT ACKNOWLEDGES AND AGREES THAT THE BANK IS UNDER NO OBLIGATION TO ALLOW SUCH RENEWAL TO OCCUR AND ANY SUCH RENEWAL SHALL REMAIN WITHIN THE SOLE AND ABSOLUTE DISCRETION OF THE BANK. THE APPLICANT IRREVOCABLY CONSENTS TO THE

AUTOMATIC RENEWAL OF EACH SUCH LETTER OF CREDIT IN ACCORDANCE WITH ITS TERMS IF THE BANK ALLOWS SUCH RENEWAL TO OCCUR; PROVIDED THAT THE APPLICANT SHALL HAVE THE RIGHT TO REQUEST THE BANK TO DISALLOW ANY SUCH RENEWAL ON THE CONDITION THAT THE APPLICANT SHALL GIVE THE BANK PRIOR WRITTEN NOTICE OF SUCH REQUEST NOT LESS THAN 30 DAYS PRIOR TO THE DEADLINE IMPOSED UPON THE BANK FOR NOTIFICATION TO THE BENEFICIARY OF NON-RENEWAL OF ANY SUCH LETTER OF CREDIT.
SECTION 4 REPRESENTATIONS AND WARRANTIES. The Applicant represents and warrants to the Bank that:
(a)	Organization, etc. The Applicant is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and the Applicant is duly qualified and in good standing as a foreign entity authorized to do business in each other jurisdiction where, because of the nature of its activities or properties, such qualification is required.

(b)	Authorization; No Conflict. The execution and delivery by the Applicant of this Agreement and each Application, the issuance of Letters of Credit for the account of the Applicant hereunder and the performance by the Applicant of its obligations under this Agreement and the Applications are within the organizational powers of the Applicant, have been duly authorized by all necessary organizational action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with, or result in or require the imposition of any lien or security interest under, any provision of law or of the charter or by-laws of the Applicant or of any indenture, loan agreement or other contract, or any judgment, order or decree, which is binding upon the Applicant.

(c)	Validity and Binding Nature. This Agreement is, and upon delivery to the Bank each Application will be, the legal, valid and binding obligation of the Applicant, enforceable against the Applicant in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application affecting the rights of creditors and to general principles of equity.

(d)	Approvals. No authorization, approval or consent of, or notice to or filing with, any governmental or regulatory authority is required to be made in connection with the execution and delivery by the Applicant of this Agreement or the issuance of any Letter of Credit for the account of the Applicant pursuant hereto.
SECTION 5 FEES. The Applicant agrees to pay the Bank all reasonable fees of the Bank (at the rates specified by the Bank from time to time in schedules delivered by the Bank to the Applicant) with respect to each Letter of Credit (including, without limitation, all fees associated with any amendment to, drawing under, banker’s acceptance pursuant to, or transfer of a Letter of Credit), such fees to be payable on demand by the Bank therefor.
SECTION 6 COMPUTATION OF INTEREST AND FEES. All interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The interest rate applicable to Letter of Credit reimbursement obligations shall change simultaneously with each change in the Prime Rate.
SECTION 7 MAKING OF PAYMENTS. (a) All payments of principal of, or interest on, letter of credit reimbursement obligations, all payments of fees and all other payments hereunder shall be made by the Applicant in immediately available funds to the Bank at its principal office in Chicago not later than 12:30 P.M., Chicago time, on the date due, and funds received after that time shall be deemed to have been received by the Bank on the next Business Day. If any payment of principal, interest or fees falls due on a Saturday, Sunday or other day which is not a Business Day, then such due date shall be extended to the next Business Day, and additional interest shall accrue and be payable for the period of such extension.
(b) The Applicant irrevocably agrees that the Bank or any affiliate thereof may (but neither the Bank nor any such affiliate shall be obligated to) debit any deposit account of the Applicant in an amount sufficient to pay any fee, reimbursement obligation or other amount that is due and payable hereunder. The Bank or the applicable affiliate shall promptly notify the Applicant of any such debit (but failure of the Bank or any such affiliate to do so shall not impair the effectiveness thereof or impose any liability on the Bank or such affiliate).
(c) The Applicant shall reimburse the Bank for each payment under a Letter of Credit in the same currency in which such payment was made; provided that, if the Bank so requests (in its discretion), the Applicant shall reimburse the Bank in United States dollars for any payment under a Letter of Credit made in a foreign currency at the rate at which the Bank could sell such foreign currency in exchange for United States dollars for transfer to the place of payment of such payment or, if there is no such rate, the United States dollar equivalent of the Bank’s actual cost of settlement. The Applicant agrees to pay the Bank on demand in United States dollars such amounts as the Bank may be required to expend to comply with any and all governmental exchange regulations now or hereafter applicable to the purchase of foreign currency.
(d) All payments by the Applicant hereunder shall be made free and clear of and without deduction for any present or future income, excise or stamp taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Bank hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Applicant will
(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and
(iii) pay to the Bank such additional amount as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against the Bank or on any payment received by the Bank hereunder, the Bank may pay such Taxes and the Applicant will promptly pay such additional amount (including any penalty, interest or expense) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had no such Taxes been asserted.
If the Applicant fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Applicant shall indemnify the Bank for any incremental Tax, interest, penalty or expense that may become payable by the Bank as a result of such failure.
SECTION 8 INCREASED COSTS. If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency,
(a)	affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank’s or such controlling corporation’s policies with respect to capital adequacy) the Bank determines that the amount of such capital is increased as a consequence of this Agreement or the Letters of Credit; or
(b)	imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank with respect to letters of credit, or imposes on the Bank any other condition affecting this Agreement or the Letters of Credit, and the Bank determines that the result of any of the foregoing is to increase the cost to, or to impose a cost on, the Bank of issuing or maintaining any Letter of Credit or of making any payment or disbursement under any Letter of Credit, or to reduce the amount of any sum received or receivable by the Bank under this Agreement;
then within five Business Days after demand by the Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand and a calculation thereof in reasonable detail), the Applicant shall pay directly to the Bank such additional amount as will compensate the Bank for such increased capital requirement, such increased cost or such reduction, as the case may be. Determinations and statements of the Bank pursuant to this Section 8 shall be conclusive absent manifest error, and the provisions of this Section 8 shall survive termination of this Agreement.
SECTION 9 EVENTS OF DEFAULT AND THEIR EFFECT.
9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
9.1.1 Non-Payment of Liabilities, etc. Default in the payment when due of any principal of or interest on any Liabilities; or default, and continuance thereof for five days after notice thereof from the Bank, in the payment when due of any fees or other amounts payable by the Applicant hereunder.
9.1.2 Bankruptcy, etc. The Applicant or any guarantor of the Liabilities shall become insolvent or admit in writing its inability to pay debts as they mature, or the Applicant or any such guarantor shall apply for, consent to or acquiesce in the appointment of a trustee or receiver, or in the absence of such application, consent or acquiescence, a trustee or receiver is appointed for the Applicant or any such guarantor, or any proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted by or against the Applicant or any such guarantor and, if instituted against the Applicant or such guarantor, remains for 30 days undismissed, or any writ of attachment is issued against any substantial portion of the Applicant’s or any such guarantor’s property and is not released within 30 days of service, or the Applicant or any such guarantor takes any action to authorize, or in furtherance of, any of the foregoing.
9.1.3 Other Agreements with Bank. Any default shall occur (subject to any applicable grace period) under any other agreement between the Applicant and the Bank or any of its affiliates (including any agreement under which the Applicant is a borrower and the Bank or any such affiliate and one or more other financial institutions are the lenders); or the Applicant shall fail to comply with or to perform (subject to any applicable grace period) any covenant set forth in any such other agreement as such covenant is in effect on the date hereof or is amended from time to time with the consent of the Bank (but without giving effect to the expiration or termination of any such agreement unless such agreement is replaced by another agreement to which the Bank is a party).
9.1.4 Representations and Warranties. Any representation or warranty made by the Applicant herein or in any writing furnished in connection with or pursuant to this Agreement shall be false or misleading in any material respect on the date made.

9.2 Effect of Event of Default. If any Event of Default described in Section 9.1.2 shall occur, all Liabilities shall immediately become due and payable and the Applicant shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the face amount of all outstanding Letters of Credit; and if any other Event of Default shall occur, the Bank may declare all Liabilities to be due and payable and may demand that the Applicant immediately deliver to the Bank cash collateral in an amount equal to the face amount of all outstanding Letters of Credit, whereupon all Liabilities shall become immediately due and payable and the Applicant shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the face amount of all outstanding Letters of Credit. The Bank shall promptly advise the Applicant of any such declaration, but failure to do so shall not impair the effect of such declaration. The Applicant hereby grants the Bank a security interest in all cash collateral delivered hereunder. All cash collateral shall be held by the Bank and applied to Liabilities arising in connection with any drawing under a Letter of Credit. After all Letters of Credit have been fully drawn, expired or been terminated, such cash collateral shall be applied by the Bank, first, to any remaining Liabilities and, then, to any other liabilities of the Applicant to the Bank, and any excess shall be delivered to the Applicant or as a court of competent jurisdiction may direct.
SECTION 10 SECURITY.
10.1 Grant of Security Interest. As security for the prompt payment and performance of all Liabilities, and in addition to any other security given to the Bank by separate agreement, the Applicant hereby grants to the Bank a continuing security interest in all of the following, whether now existing or hereafter arising: (i) all property shipped, stored or dealt with in connection with any Letter of Credit; and (ii) all drafts, documents, instruments, contracts (including, without limitation, shipping documents, warehouse receipts and policies or certificates of insurance), inventory, accounts, chattel paper and general intangibles, and all proceeds of the foregoing, arising from or in connection with any Letter of Credit, including, without limitation, any of the foregoing which is in the Bank’s actual or constructive possession or is in transit to the Bank or any of its affiliates, agents or correspondents (and regardless of whether such property has been released to the Applicant). The Applicant further agrees that the Bank or any of its affiliates may set off and apply to any of the Liabilities which are then due and payable (by acceleration or otherwise) any deposit of the Applicant at any time held by the Bank or any of its affiliates. The Applicant agrees that this Agreement (or a carbon or photographic copy hereof) may be filed as a financing statement to the extent permitted by law. The Applicant authorizes the Bank to file such financing statements as may be required by the Bank to perfect the security interest of the Bank hereunder. The Applicant also agrees that, on request by the Bank, the Applicant shall execute and deliver such financing statements and other documents or instruments as may be required by the Bank to perfect or maintain the security interest of the Bank hereunder.
10.2 Rights and Remedies. The Bank shall have all rights and remedies of a secured party under the UCC. If prior notice to the Applicant is required for any action, the Bank shall give the Applicant at least ten days’ notice in writing of the time and place of the sale, disposition or other event giving rise to such required notice, and the Applicant agrees that such notice will be deemed commercially reasonable. Any property or document representing collateral may be held by the Bank in its name or in the name of the Bank’s nominee, all without prior notice. Proceeds of any sale or other disposition of collateral shall be applied, in order, to the expenses of retaking, holding and preparing the collateral for sale (including reasonable attorneys’ fees and legal expenses), and then to the obligations of the Applicant hereunder until paid in full. The Applicant shall be liable for any deficiency.
SECTION 11 GENERAL.
11.1 Waiver; Amendments. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
11.2 Notices. (a) Except as otherwise expressly provided herein, all notices hereunder shall be in writing (including facsimile and electronic transmission, which shall be considered original writings). Notices given by mail shall be deemed to have been given three Business Days after the date sent if sent by registered or certified mail, postage prepaid, to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other party to this Agreement, have designated as its address for notices. Notices given by facsimile or electronic transmission shall be deemed to have been given when sent. Notices sent by any other means shall be deemed to have been given when received (or when delivery is refused).
(b) The Bank may rely on any writing (including any facsimile, any electronic transmission or any information on a computer disk or similar medium which may be reduced to writing), or any telephonic or other oral message or instruction (including, without limitation, any oral waiver of any discrepancy with respect to any Item), that the Bank believes in good faith to have been received from an authorized officer, employee or representative of the Applicant, and the Bank shall not be liable for any action taken in good faith with respect to any writing, message or instruction from an unauthorized person. The Bank shall not be under any duty to verify the identity of any person submitting any Application or other writing or making any other communication hereunder. Notwithstanding the foregoing, the Bank is not obligated to recognize the authenticity of any request to issue, amend, honor or otherwise act on any Letter of Credit that is not evidenced to the Bank’s satisfaction by a writing originally signed by a person the Applicant has certified is authorized to act for the Applicant hereunder or by a message or instruction authenticated to the Bank’s satisfaction.
11.3 Costs, Expenses and Taxes; Indemnification. (a) The Applicant agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank (including the reasonable fees and charges of counsel for the Bank) in connection with the enforcement of this Agreement. In addition, the Applicant agrees to pay, and to save the Bank harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the issuance of Letters of Credit hereunder, or the issuance of any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith.
(b) The Applicant agrees to indemnify the Bank and each of its affiliates and each of their respective officers, directors, employees and agents (each an “Indemnified Party”) against, and to hold each Indemnified Party harmless from, any and all actions, causes of action, suits, losses, costs, damages, expenses (including reasonable attorneys’ fees and charges, expert witness fees and other dispute resolution expenses) and other liabilities (collectively the “Indemnified Liabilities”) incurred by any Indemnified Party as a result of, or arising out of, or relating to, this Agreement or any Letter of Credit (and without regard to whether the applicable Indemnified Party is a party to any proceeding out of which such Indemnified Liabilities arise), except to the extent that a court of competent jurisdiction determines in a final, non-appealable order that any Indemnified Liability resulted directly from the gross negligence or willful misconduct of such Indemnified Party. Without limiting the generality of the foregoing sentence, the term “Indemnified Liabilities” includes any claim or liability in which an advising, confirming or other nominated bank, or a beneficiary requested to issue its own undertaking, seeks to be reimbursed, indemnified or compensated. If and to the extent the foregoing undertaking may be unenforceable for any reason, the Applicant agrees to make the maximum contribution to the payment of each of the Indemnified Liabilities which is permitted under applicable law.
(c) Without limiting clause (b), the Applicant agrees to indemnify the Bank, and to hold the Bank harmless from, any loss or expense incurred by the Bank as a result of any judgment or order being given or made for the payment of any amount due hereunder in a particular currency (the “Currency of Account”) and such judgment or order being expressed in a currency (the “Judgment Currency”) other than the Currency of Account and as a result of any variation having occurred in the rate of exchange between the date which such amount is converted into the Judgment Currency and the date of actual payment pursuant thereto. The foregoing indemnity shall constitute a separate and independent obligation of the Applicant.
(d) All obligations provided for in this Section 11.3 shall survive any termination of this Agreement.
11.4 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
11.5 Governing Law. This Agreement shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Except to the extent inconsistent with such state law or otherwise expressly stated in any Letter of Credit, each Letter of Credit and this Agreement also are subject to the terms of (i) with respect to matters relating to standby Letters of Credit and Applications therefor, the ISP, and (ii) with respect to matters relating to commercial Letters of Credit and Applications therefor, the UCP. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Applicant and rights of the Bank expressed herein shall be in addition to and not in limitation of those provided by applicable law.
11.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.
11.7 Successors and Assigns. This Agreement shall be binding upon the Applicant and its successors and assigns, provided that the Applicant may not assign any of its rights or obligations hereunder without the prior written consent of the Bank.
11.8 Right of Bank to Act through Branches and Affiliates. The Bank may cause any Letter of Credit requested by the Applicant to be issued by a branch or affiliate of the Bank, and all references to the “Bank” herein or in any related document shall include each applicable branch or affiliate.
11.9 Foreign Assets Control Regulations; USA Patriot Act Notice. The Applicant certifies that no transaction in foreign commodities covered by any Application will be prohibited under the foreign assets control regulations of the United States Treasury Department and that any importation related to any Letter of Credit will conform with all applicable laws, rules and regulations. The Applicant shall (a) ensure, and cause each subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls Borrower or any subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the Letters of Credit or the proceeds of the Letter of Credits to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

The Bank hereby notifies the Applicant that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Applicant, which information includes the name and address of the Applicant and such other information that will allow the Bank to identify the Applicant in accordance with the Act.
11.10 Mitigation; Limitation of Liability. The Applicant agrees to take action to avoid or reduce the amount of any damages which may be claimed against the Bank. For example, (a) in the case of wrongful honor, the Applicant agrees to enforce its rights arising out of the underlying transaction (except to the extent that enforcement is impractical due to the insolvency of the beneficiary or other Person from whom the Applicant might otherwise recover), and (b) in the case of wrongful dishonor, the Applicant agrees to specifically and timely authorize the Bank to effect a cure and give written assurances to the beneficiary that a cure is being arranged. The Applicant’s aggregate remedies against the Bank for honoring a presentation or retaining honored documents in breach of the Bank’s obligations to the Applicant (whether arising under this Agreement, applicable letter of credit practice or law, or any other agreement or law) are limited to the aggregate amount paid by the Applicant to the Bank with respect to the honored presentation.
11.11 Subrogation. The Bank shall be subrogated (for purposes of defending against the Applicant’s claims and proceeding against others to the extent of any liability of the Bank to the Applicant) to the Applicant’s rights against any Person who may be liable to the Applicant on any underlying transaction, to the rights of any holder in due course or Person with similar status against the Applicant and to the rights of the beneficiary of any Letter of Credit or its assignee or any Person with similar status against the Applicant.
11.12 Co-Applicants. (a) If this Agreement is signed by two or more Persons (each a “Co-Applicant”), then the term “Applicant” shall mean each such Person and all such Persons shall be jointly and severally liable for all obligations of the “Applicant” hereunder and in respect of the Letters of Credit issued pursuant hereto. Any Co-Applicant shall have the right to issue all instructions relating to Letters of Credit (including, without limitation, instructions as to the disposition of documents and waiver of discrepancies) and to agree with the Bank upon any amendment, extension, renewal or modification of, or change in the amount of, any Letter of Credit, and such instructions and agreements shall be binding upon all Co-Applicants. Each Co-Applicant shall be bound by (i) any notice from the Bank to any other Co-Applicant, (ii) any other Co-Applicant’s settlement or release of any claim against the Bank arising under this Agreement and (iii) any default under this Agreement attributable to any other Co-Applicant.
(b) Each Co-Applicant agrees that if at any time all or any part of any payment theretofore applied by the Bank to any of the Liabilities is or must be rescinded or returned by the Bank for any reason whatsoever (including the insolvency, bankruptcy or reorganization of any Co-Applicant), such Liabilities shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Bank, and the obligations of such Co-Applicant with respect thereto shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Bank had not been made.
(c) The Bank may, from time to time, in its sole discretion and without affecting the obligation of any Co-Applicant, take any or all of the following actions: (a) retain or obtain the primary or secondary obligation of any other obligor, in addition to such Co-Applicant, with respect to any of the Liabilities, and take any security for the obligations of any such other obligor, (b) extend or renew any of the Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any other Co-Applicant or any obligation of any nature of any other obligor with respect to any of the Liabilities, (c) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (d) resort to such Co-Applicant for payment of any of the Liabilities when due, whether or not the Bank shall have resorted to any property securing any of the Liabilities or shall have proceeded against any other Co-Applicant or any other obligor primarily or secondarily obligated with respect to any of the Liabilities.
11.13 Continuation of Liability. Regardless of the expiry date of any Letter of Credit, the Applicant shall remain liable hereunder until the Bank is released from liability by every Person that is entitled to draw or demand payment under each Letter of Credit issued pursuant hereto.
11.14 Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY APPLICATION, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF COOK COUNTY, ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE APPLICANT HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF COOK COUNTY, ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION. THE APPLICANT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE BANK AS ITS ADDRESS FOR

NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE APPLICANT EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
11.15 Waiver of Jury Trial. EACH OF THE APPLICANT AND, BY ISSUING ANY LETTER OF CREDIT, THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
11.16 Conflict of Terms. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in that certain Second Amended and Restated Credit Agreement, dated as of the date hereof by and among the Applicant, the Bank and the other financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), the provision contained in the Credit Agreement shall govern and control.
Delivered at Chicago, Illinois, as of the day and year first above written.

Nashua Corporation, a Massachusetts corporation

By:

Name:

Title:

By:

Name:

Title:

Address:
11 Trafalgar Square, 2nd Floor
Nashua, NH 03063
Attention: John L. Patenaude, Vice President — Finance
Fax: 603-880-5671

Exhibit H
Form of First Amendment to Amended and Restated Reimbursement Agreement
(see attached)

FIRST AMENDMENT TO
AMENDED AND RESTATED REIMBURSEMENT AGREEMENT
          THIS FIRST AMENDMENT TO AMENDED AND RESTATED REIMBURSEMENT AGREEMENT (this “Amendment”), dated as of May ___, 2007, is entered into by and between NASHUA CORPORATION, a Massachusetts corporation, whose address is 11 Trafalgar Square, Nashua, New Hampshire 03063 (the “Obligor”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association, with an office located at 135 S. LaSalle Street, Suite 840, Chicago, Illinois 60601 (the “Bank”).
W I T N E S S E T H:
     WHEREAS, reference is hereby made to that certain Irrevocable Direct Pay Letter of Credit No. S575383, for the account of the Obligor in favor of Bank, as Trustee, under that certain Indenture of Trust dated as of December 1, 2004, as supplemented from time to time, between The Industrial Development Board of the City of Jefferson City, Tennessee and said Trustee for an original stated amount of $2,841,425 (as amended, restated, extended or replaced from time to time, the “Letter of Credit”);
     WHEREAS, Bank and the Obligor, are parties to that certain Amended and Restated Reimbursement Agreement dated as of March 30, 2006 (the “Existing Reimbursement Agreement” and as the Existing Reimbursement Agreement is amended and modified by this Amendment, the “Amended Reimbursement Agreement”);
     WHEREAS, the Obligor, the Bank and various other financial institutions party to that certain Amended and Restated Credit Agreement dated as of March 30, 2006 (the “Existing Credit Agreement”) desire to enter into that certain Second Amended and Restated Credit Agreement dated as of May ___, 2007 (the “Restated Credit Agreement”), which, among other things, extends the Termination Date (as defined in the Restated Credit Agreement); and
     WHEREAS, the Obligor has requested that Bank and amend the Existing Reimbursement Agreement in certain respects and Bank has agreed to amend the Existing Reimbursement Agreement in certain respects on the terms and conditions as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, it is agreed that:
SECTION 1
DEFINED TERMS
     Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Existing Reimbursement Agreement.

SECTION 2
AMENDMENTS TO EXISTING REIMBURSEMENT AGREEMENT
     2.1 Amendment to Certain Definitions.
     (a) Amendment to Credit Agreement Definition. The definition of “Credit Agreement” in the third WHEREAS clause of the Existing Reimbursement Agreement is hereby amended by deleting the definition in its entirety and substituting the following therefor:
     “the Obligor, the Bank and various other financial institutions party thereto are parties to that certain Second Amended and Restated Credit Agreement, dated as of May ___, 2007 (as amended, restated, modified or otherwise supplemented from time to time, the “Credit Agreement”);”
     (b) Amendment to Security Agreement Definition. The first sentence of Section 9 of the Existing Reimbursement Agreement is hereby amended by deleting the sentence in its entirety and substituting the following therefor:
     “To secure full and timely performance of the Obligor’s covenants set out in this Agreement and to secure the repayment of all other money owing by the Obligor to the Bank whensoever and howsoever arising and whether associated with this Agreement or the Credit Agreement, the Obligor has granted to the Bank a continuing security interest in all of the Collateral (as defined in that certain Second Amended and Restated Security Agreement dated as of May ___, 2007 (as amended, restated or otherwise modified from time to time, the “Security Agreement”)).”
     2.2 Extension of Stated Expiration Date. Section 2 of the Existing Reimbursement Agreement is hereby amended by deleting the reference to the date “March 1, 2009” contained therein and substituting the date “March 30, 2012” therefor. The Bank agrees to amend the Letter of Credit by issuing a Notice of Extension (the “Notice of Extension”) in substantially the form of Exhibit A hereto within five (5) business days of the date hereof which will extend the Stated Maturity Date (as defined in the Letter of Credit) to March 30, 2012 or such earlier date on which the Restated Credit Agreement has been terminated and all obligations thereunder repaid in full.
SECTION 3
REPRESENTATIONS AND WARRANTIES
     The Obligor hereby represents and warrants to Bank that:

2

     3.1 Due Authorization, etc. The execution, delivery and performance by the Obligor of this Amendment is within the Obligor’s powers, has been duly authorized by all necessary action, does not contravene or violate (i) the Articles of Organization of the Obligor, (ii) to the best of its knowledge, any law, order, rule or regulation applicable to the Obligor, (iii) any contract or agreement to which the Obligor is a party or by which it is bound and does not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Collateral Documents, the Amended Reimbursement Agreement, the Indenture, the Pledge and Security Agreement or the Loan Agreement) upon or with respect to any of its properties.
     3.2 Validity. This Amendment has been duly executed and delivered by the Obligor and, together with the Amended Reimbursement Agreement, constitutes a legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of the rights of creditors generally.
     3.3 Representations and Warranties. The representations and warranties contained in Sections 5(a), 5(e), 5(f), 5(h), 5(i) and 5(k) of the Existing Reimbursement Agreement are true and correct in all material respects on the date of this Amendment, except to the extent that such representations and warranties (a) solely relate to an earlier date or (b) are changed by circumstances permitted by the Amended Reimbursement Agreement.
     3.4 Absence of Defaults. No Event of Default has occurred or is occurring as of the date hereof.
SECTION 4
CONDITIONS PRECEDENT
     This Amendment shall become effective when the Bank shall have received each of the following, each in form and substance satisfactory to Bank:
     (a) Amendment. A counterpart original of this Amendment duly executed by Borrower.
     (b) Second Amended and Restated Note. A Second Amended and Restated 2004 IRB Letter of Credit Note dated as of the date hereof and signed by Borrower, in the form of Exhibit B to this Amendment.
     (c) Consent of Participant. A Consent Letter dated the date hereof and signed by Bank of America, as successor to Fleet National Bank, as participant, consenting to the Bank’s issuance of the Notice of Extension, in the form of Exhibit C to this Amendment.
     (d) Other. Such other documents as Bank may reasonably request.

3

SECTION 5
MISCELLANEOUS
     5.1 Documents Remain in Effect. Except as amended and modified by this Amendment and the exhibits attached hereto, the Existing Reimbursement Agreement and the other documents executed pursuant to the Existing Reimbursement Agreement remain in full force and effect and the Obligor hereby ratifies, adopts and confirms its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Existing Reimbursement Agreement and the other documents executed pursuant to the Existing Reimbursement Agreement.
     5.2 Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
     5.3 Expenses. The Obligor agrees to pay all costs and expenses of Bank (including reasonable fees, charges and disbursements of the Bank’s attorneys) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, the Obligor agrees to pay, and save Bank harmless from all liability for, any taxes which may be payable in connection with the execution or delivery of this Amendment and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 5.3 shall survive any termination of the Amended Reimbursement Agreement.
     5.4 Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
     5.4 Successors. This Amendment shall be binding upon the Obligor and the Bank, and their respective successors and assigns, and shall inure to the benefit of the Obligor and the Bank and their respective successors and assigns.
[signature page attached]

4

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BANK:

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

OBLIGOR:

NASHUA CORPORATION

By:
Name:
Title:

5

EXHIBIT A
Notice of Extension
[see attached]

LASALLE BANK N.A.
GLOBAL TRADE ADVISORY
ABN AMRO PLAZA
540 W. MADISON — 26TH FLOOR
CHICAGO, IL 60661
TELEPHONE: 312-904-8462 TELEFAX: 312-904-6303
SWIFT: LASLUS44
MAY 25, 2007
EXHIBIT J
TO
LASALLE BANK NATIONAL ASSOCIATION
LETTER OF CREDIT
NO. S575383
NASHUA CORPORATION
REVISED NOTICE OF EXTENSION
US BANK CORPORATE TRUST SERVICES
TRUST REVIEW GROUP, EP-MN-WS3W
60 LIVINGSTON AVE.
ST. PAUL, MN 55107
LADIES AND GENTLEMEN:
     REFERENCE IS HEREBY MADE TO THAT CERTAIN IRREVOCABLE TRANSFERABLE DIRECT PAY LETTER OF CREDIT NO. S575383 DATED AS OF DECEMBER 1, 2004, (THE “LETTER OF CREDIT”), ESTABLISHED BY US IN YOUR FAVOR AS BENEFICIARY. WE HEREBY NOTIFY YOU THAT, IN ACCORDANCE WITH THE TERMS OF THE LETTER OF CREDIT AND THAT CERTAIN REIMBURSEMENT AGREEMENT DATED AS OF DECEMBER 1, 2004 BETWEEN NASHUA CORPORATION AND US BANK CORPORATE TRUST SERVICES, THE LETTER OF CREDIT IS HEREBY AMENDED TO PROVIDE THAT THE STATED EXPIRATION DATE OF THE LETTER OF CREDIT HAS BEEN EXTENDED TO MARCH 30, 2012.
     THIS LETTER SHOULD BE ATTACHED TO THE LETTER OF CREDIT AND MADE A PART THEREOF.
     IN WITNESS WHEREOF, THIS CERTIFICATE HAS BEEN EXECUTED THIS 25TH DAY OF MAY, 2007.

LASALLE BANK NATIONAL ASSOCIATION

BY:
NAME:
TITLE:

BY:
NAME:
TITLE:

WE HEREBY AMEND OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER S575383 AS FOLLOWS:
BENEFICIARY’S NAME HAS BEEN CHANGED TO READ AS ABOVE.

EXHIBIT B
Second Amended and Restated Note
[see attached]

SECOND AMENDED AND RESTATED
2004 IRB LETTER OF CREDIT NOTE
Principal Amount: $2,841,425.00

DUE DATE: March 31, 2012*	Dated: May ___, 2007
     FOR VALUE RECEWED, the undersigned, NASHUA CORPORATION, a Massachusetts corporation (the “Borrower”), hereby promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”), in lawful money of the United States, the Principal Amount specified above or such lesser amount as shall have been advanced by the Bank for the account of the Borrower in accordance with the terms and conditions of the Bank’s Irrevocable Direct Pay Letter of Credit No.S575383 dated December 1, 2004 (the “2004 IRB Letter of Credit”), and which has not otherwise been reimbursed to the Bank, together with interest on the unpaid balance from time to time outstanding at the rate per annum equal to the Bank’s prime rate of interest, as from time to time publicly announced by the Bank, fully floating (the “Prime Rate”).
     The rate of interest applicable to this Note shall change simultaneously with each change in the Prime Rate. The Borrower acknowledges and agrees that the Prime Rate is a reference rate only and may not necessarily be the best rate charged customers of the Bank. This Note evidences all advances made by the Bank for the account of the Borrower under the 2004 IRB Letter of Credit.
     All interest hereunder shall be due and payable to the Bank on the first day of each month. Principal hereunder shall be due and payable to the Bank in accordance with the terms of the Amended and Restated Reimbursement Agreement dated as of March 30, 2006, by and between Borrower and Bank as amended by that certain First Amendment to Amended and Restated Reimbursement Agreement dated the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”). Interest shall be paid on the principal balance hereof from time to time outstanding from the date hereof to the date paid, whether by acceleration or otherwise. All payments made hereon shall be first applied toward the payment of unpaid accrued interest and then toward the payment of principal. Interest shall be calculated on the basis of the daily outstanding principal balance hereof, computed for the actual number of days elapsed between payments on the basis of a 360 day year. The Borrower expressly assumes all risk of loss or delay in the delivery of any payments by mail, and no course of conduct or dealing shall affect the Borrower’s assumption of these risks.
     If any required payment due hereunder is not paid within ten (10) days after due, the Borrower shall forthwith pay the Bank a late charge equal to five cents ($0.05) for each dollar of the installment so overdue. The late charge shall apply individually to all payments past due, and there shall be no daily pro rata adjustment. At all times during which the Borrower is in default under this Note or the Reimbursement Agreement, interest shall accrue on the entire principal balance of this Note at the Prime Rate plus three percent (3%).

*	or such earlier date on which the Credit Agreement has been terminated and all obligations thereunder repaid in full.

     Both principal and interest are payable in lawful money of the United States of America to the Bank at 135 S. LaSalle Street, Suite 840, Chicago, Illinois 60603, or at such other place as the Bank or the holder hereof may from time to time specify, in immediately available United States funds. The Borrower irrevocably and unconditionally authorizes the Bank to debit Deposit Account No. 5800327917 which the Obligor maintains with the Bank, and/or the Reimbursement Account, for all payments due to Bank under this Note.
     Acceptance by the Bank of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the full amount of any payment following the date when due shall be and continue to be an Event of Default. The Borrower may prepay this Note, in whole or in part, at any time and from time to time, without premium or penalty.
     The Borrower and all endorsers, sureties and guarantors hereof, hereby jointly and severally waive presentment for payment, notice of non-payment, notice of protest or protest of this Note, diligence in collection or bringing suit, and hereby consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Bank with respect to payment or any other provisions of this Note, and to the release of any collateral or any part thereof, with or without substitution and hereby waive any and all defenses of a surety. The liability of the Borrower shall be absolute and unconditional, without regard to the liability of any other party hereto.
     The Borrower, and any other person who may be liable hereunder in any capacity, agrees to pay all reasonable costs of collection, including reasonable attorney’s fees and expenses, in case the principal on this Note or any payment of interest hereon is not paid on the respective dates due (whether by demand, maturity, acceleration or otherwise), or in case it becomes necessary to protect the security for this Note, whether suit is brought or not.
     Reference is hereby made to the Reimbursement Agreement for additional terms and conditions relating to this Note. At no time shall the interest charged hereunder be greater than the highest rate of interest allowed by applicable law. Payments received by Bank which would otherwise cause the interest rate to exceed such highest allowable interest rate shall, to the extent of such excess, be deemed principal payments. If Bank shall reasonably determine that the legal authority to charge the applicable interest rate hereunder has been adjudicated to be usurious or otherwise limited by law, the interest rate applicable hereto shall be reduced to the highest rats then permitted to be charged and the appropriate adjustment shall be made hereunder.
     This Note constitutes a renewal, amendment and restatement of, and replacement and substitution for that certain Amended and Restated 2004 IRB Letter of Credit Note dated March 30, 2006 executed by the Company in favor of Bank in the original principal amount of $2,841,425.00 (the “Prior Note”). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note.
[signature page attached]

     This Note shall be governed by and enforced in accordance with the laws of the State of Illinois, without regard to conflict of laws principles.

NASHUA CORPORATION

By:
Name:
Title:

EXHIBIT C
Consent Letter
[see attached]

Bank of America
115 Elm Street
Manchester, New Hampshire 03101
May __, 2007
LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention: John Pastore
RE: Consent to extension of “Stated Maturity Date” as defined in that certain Irrevocable Direct Pay Letter of Credit No. S575383, for the account of NASHUA CORPORATION, a Massachusetts corporation (“Nashua”) in favor of LaSalle Bank National Association, as Trustee, under that certain Indenture of Trust dated as of December 1, 2004, as supplemented from time to time, between The Industrial Development Board of the City of Jefferson City, Tennessee and said Trustee for an original stated amount of $2,841,425 (as amended, extended or replaced from time to time, the “Letter of Credit”).
Dear Mr. Pastore:
The undersigned, as successor to Fleet National Bank (the “Participant”) and LaSalle Bank National Association (“LaSalle”) are parties to that certain Participation Agreement dated as of December 31, 2004 (the “Participation Agreement”). The Participation Agreement requires that LaSalle must obtain consent of the Participant for any modification made to the Letter of Credit which extends the Stated Maturity Date. This letter shall serve as written notice of the effectiveness of the Participant’s consent to (i) the execution and delivery of that certain First Amendment to Amended and Restated Reimbursement Agreement which amends that certain Amended and Restated Reimbursement Agreement dated as of the date hereof by and between Nashua and LaSalle and (ii) the execution and delivery by LaSalle to Nashua of that certain Notice of Extension which extends the Stated Maturity Date of the Letter of Credit to March 30, 2012.
Sincerely,

Bank of America

By:
Name:
Title: